United States
Securities and Exchange Commission
Washington, D.C. 20549

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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Tredegar Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Company)

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1100 Boulders Parkway   │     Richmond, Virginia 23225

Annual Meeting of Shareholders
April 1, 2016

To Our Shareholders:

We invite you to attend the Annual Meeting of Shareholders to be held at Lewis Ginter Botanical Garden, 1800 Lakeside Avenue, Richmond, Virginia, 23228, on Wednesday, May 4, 2016, at 9:00 a.m., Eastern Daylight Time.  A formal notice of the meeting, a proxy statement and a proxy card are enclosed.  You are being asked to consider and act upon each of the following items:

1.	To approve an amendment to Tredegar Corporation’s Amended and Restated Articles of Incorporation, as amended, to declassify the Company’s Board of Directors;

2.	To elect the two directors identified in the enclosed proxy statement;

3.	To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for fiscal year 2016; and

4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

There are four ways for you to exercise your vote.  You may vote by completing, signing, dating and returning the enclosed proxy card in the self-addressed, stamped envelope provided.  You also have the option of voting your shares by telephone or via the Internet.  Finally, you may vote in person at the meeting, even if you return the proxy.

On behalf of our Board of Directors, management and employees of Tredegar Corporation, I thank you for your continued support and confidence in our company.

Sincerely yours,

William M. Gottwald
Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME:	Wednesday, May 4, 2016, at 9:00 a.m., Eastern Daylight Time

PLACE:	Lewis Ginter Botanical Garden 1800 Lakeside Avenue Richmond, Virginia 23228

ITEMS OF BUSINESS:
1.    To approve an amendment to Tredegar Corporation’s Amended and Restated Articles of Incorporation, as amended, to declassify the Company’s Board of Directors;

2     To elect the two directors identified in the proxy statement;

3.    To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and

4.    To transact any other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

WHO MAY VOTE:	You may vote if you were a shareholder of record on March 14, 2016.

DATE OF MAILING:	This notice and the proxy statement are first being mailed to shareholders on or about April 1, 2016.

By Order of the Board of Directors Kevin C. Donnelly Interim General Counsel and Interim Secretary

PROXY STATEMENT

For

ANNUAL MEETING OF SHAREHOLDERS
TREDEGAR CORPORATION

To be held on May 4, 2016

Approximate date of mailing ‒ April 1, 2016

VOTING INFORMATION

The Board of Directors (Board) of Tredegar Corporation, a Virginia corporation (Tredegar, the Company, we, our or us), is soliciting your proxy for the annual meeting of shareholders to be held on Wednesday, May 4, 2016 (the annual meeting).  This proxy statement and the enclosed proxy card contain information about the items you will be voting on at the annual meeting.

Who may vote?

You may vote if you owned shares of Tredegar common stock on March 14, 2016, the date our Board established for determining shareholders entitled to vote at the annual meeting.  On that date, there were [___________] outstanding shares of Tredegar common stock.  You are entitled to one vote for each share of Tredegar common stock you own.

What are the proposals shareholders will be voting on at the annual meeting?

You will be voting on the following:

1.	the approval of an amendment to Tredegar’s Amended and Restated Articles of Incorporation, as amended (or Articles of Incorporation), to declassify the Board;

2.
the election of the two directors identified in this proxy statement to serve until the 2017 annual meeting of shareholders and until their successors are elected and qualified, if Proposal 1 is approved; however, if Proposal 1 is not approved, then to serve until the 2019 annual meeting of shareholders and until their successors are elected and qualified;

3.	the ratification of the appointment of PricewaterhouseCoopers LLP (or PwC) as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and

4.	the transaction of any other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

How do I vote my shares?

You may vote your shares as follows:

•	You may vote in person at the annual meeting. Even if you plan to attend the annual meeting, we encourage you to vote your shares by proxy by one of the methods described below. If your shares of Tredegar common stock are registered directly in your name with Computershare Investor Services (or Computershare), our transfer agent, and you desire to vote in person at the annual meeting, you will be able to request a ballot at the annual meeting. If your shares of Tredegar common stock are held in street name with a brokerage firm and you desire to vote in person at the annual meeting, you will need to obtain a legal proxy from the brokerage firm. You should contact your brokerage firm for further information.

•	If your shares of Tredegar common stock are registered directly in your name with Computershare, you may vote by mail by completing, signing, dating and returning the enclosed proxy card in the self-addressed, stamped envelope provided.

•	If your shares of Tredegar common stock are registered directly in your name with Computershare, you may vote by telephone (touch-tone phones only) by calling toll-free 1-800-652-VOTE (8683) and following the instructions. Please have your control number located on the enclosed proxy card available when you call.

•	If your shares of Tredegar common stock are registered directly in your name with Computershare, you may vote via the Internet by accessing the web page www.investorvote.com/TG and following the on-screen instructions. Please have your control number located on the enclosed proxy card available when you access the web page.

If your shares of Tredegar common stock are held in street name with a brokerage firm, you may vote by completing, signing and returning the voting instruction form provided by your broker.  You may also be able to vote by telephone or via the Internet if your broker makes these methods available.  Please see the voting instruction form provided by your broker.

What constitutes a quorum for the annual meeting?

A quorum is a majority of the outstanding shares of Tredegar common stock, present in person or represented by proxy at the annual meeting.  Abstentions, withheld votes and shares held of record by a broker or its nominee that are voted on any matter at the annual meeting are included in determining the number of shares present.  Shares held of record by a broker or its nominee that are not voted on any matter at the annual meeting will not be included in determining whether a quorum is present.  A quorum is necessary to conduct business at the annual meeting.

Will my shares be voted if I do not return my proxy?

If you are a Tredegar shareholder whose stock is registered directly in your name with Computershare, our transfer agent, and you do not provide your signed proxy, your shares will not be represented at the meeting, will not count toward the quorum requirement and will not be voted.

If you are a Tredegar shareholder whose stock is held in street name with a brokerage firm, your broker may or may not vote your shares in its discretion if you have not provided voting instructions to the broker.  Whether the broker may vote your shares depends on the proposals before the meeting.  Under the rules of the New York Stock Exchange (or the NYSE), your broker may vote your shares in its discretion on “routine matters.”  The ratification of the appointment of the independent registered public accounting firm (Proposal 3) is a routine matter on which brokers are permitted to vote on behalf of their clients if their clients do not furnish voting instructions with respect to this matter.

The rules of the NYSE, however, do not permit your broker to vote your shares on proposals that are not considered “routine.”  When a proposal is not a routine matter and your broker has not received your voting instructions with respect to that proposal, your broker cannot vote your shares on that proposal.  This is called a “broker non-vote.”  Under the rules of the NYSE, the approval of the amendment to our Articles of Incorporation to declassify the Board (Proposal 1) and the election of directors (Proposal 2) are each considered non-routine matters.  In order to avoid a broker non-vote of your shares on these proposals, you must send voting instructions to your broker.

Can I change or revoke my vote?

You may change or revoke your proxy at any time before it is voted at the annual meeting.  You can change or revoke your proxy by (1) voting in person at the annual meeting, (2) delivering another later-dated proxy or (3) notifying Tredegar’s Corporate Secretary in writing that you want to change or revoke your proxy.  Attendance at the annual meeting will not by itself revoke a proxy.  If your shares of Tredegar common stock are held in street name with a brokerage firm, you should follow the instructions provided by your broker to revoke or change your voting instructions.

What happens if I do not specify a choice when returning a proxy?

All signed proxies that have not been revoked will be voted at the annual meeting.  If your proxy contains any specific voting instructions, they will be followed.  However, if you sign and return your proxy without providing specific voting instructions, you give authority to the individuals designated on the proxy card to vote on the proposal(s) for which you have not made specific selections.  If no specific instruction is given or selection made, it is intended that all proxies signed and returned will be voted in the manner recommended by our Board as disclosed in this proxy statement.  As to any other business that may properly come before the annual meeting, the individuals designated on the proxy card will vote the shares of Tredegar common stock represented by the proxy card in the manner as our Board may recommend or otherwise in the proxyholders’ discretion.

Who pays for the solicitation of proxies?

We will pay the cost of soliciting proxies and may use employees to solicit proxies by mail, in person or by telephone.  We have engaged Alliance Advisors, LLC (or Alliance) to solicit proxies from brokers, nominees, fiduciaries and other custodians.  We will pay Alliance $5,000 for its services and will reimburse Alliance for its out‑of‑pocket expenses, including mailing, copying, phone calls, faxes and other matters, and will indemnify Alliance against any losses arising out of that firm’s proxy soliciting services on our behalf.

How do I communicate with the Board of Directors?

Our Board has unanimously approved a process for shareholders and other interested parties to send communications to our Board and individual directors.  Shareholders can communicate in writing to our Board and, if applicable, any Board Committee or specified individual directors by either mailing communications c/o Tredegar Corporation, 1100 Boulders Parkway, Richmond, Virginia, 23225, Attention: Corporate Secretary, or by sending an e-mail to the following address:  directors@tredegar.com.  As noted elsewhere in this proxy statement, you may use these same means to communicate with the independent directors (individually or as a group).  We will forward communications to the intended recipient(s), although we screen mail for security purposes.

Where can I find Tredegar’s corporate governance materials?

Our Governance Guidelines, Code of Conduct and the charters of our Audit Committee, Executive Compensation Committee and Nominating and Governance Committee are available on our website at www.tredegar.com by selecting “Corporate Governance” under “Investors.”  Information on, or that can be accessed through, our website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into other filings we make with the Securities and Exchange Commission (or SEC).

How may I obtain Tredegar’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and other financial information?

Unless you have given specific instructions that you prefer to receive your materials electronically, we have enclosed a copy of our 2015 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (2015 Form 10-K).

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 4, 2016

The proxy statement and the 2015 Annual Report are available at www.tredegar.com under “Investors.”

Shareholders may request additional copies of the 2015 Form 10-K (including the financial statements and financial statement schedules), without charge, from our Investor Relations Department at Tredegar Corporation, 1100 Boulders Parkway, Richmond, Virginia  23225, invest@tredegar.com, 1-800-411-7441.  We will deliver a list of exhibits to the 2015 Form 10-K, showing the cost of each, with the copy of the 2015 Form 10-K.  We will provide any of the exhibits upon payment of the charge noted on the list.  Exhibits to the 2015 Form 10-K are also available on the SEC’s website at www.sec.gov.

PROPOSAL 1:
APPROVAL OF AMENDMENT TO
THE AMENDED AND RESTATED ARTICLES OF INCORPORATION
TO DECLASSIFY THE BOARD OF DIRECTORS

The Company’s current Articles of Incorporation provide that the Board shall be divided into three classes, with each class having a three-year term.  On February 26, 2016, the Board adopted, subject to shareholder approval, an amendment to the Articles of Incorporation to eliminate the classified board structure.  If this proposal is approved by the shareholders, the director nominees elected at the 2016 annual meeting of shareholders will serve for terms expiring at the 2017 annual meeting of shareholders, but continuing directors’ terms will not be shortened.  At the 2017 annual meeting of shareholders, director nominees would be elected for terms expiring at the 2018 annual meeting of shareholders.  Beginning with the 2018 annual meeting of shareholders, all directors would be elected for one-year terms expiring at the next succeeding annual meeting of shareholders.  If Proposal 1 is not approved by the shareholders, director nominees, including the director nominees elected at the 2016 annual meeting of shareholders, will continue to be elected to serve three-year terms.

Classified or staggered boards have been widely adopted and have a long history in corporate law.  Proponents of classified boards assert they promote director independence because directors elected for multi-year terms are less subject to management or outside influence.  Proponents of a classified board structure also believe such a structure provides continuity and stability in the management of the business and affairs of a company because a majority of directors always has prior experience as directors of the company.  Some proponents further assert that classified boards enhance shareholder value by forcing an entity seeking control of a target company to initiate arms-length discussions with the board of a target company because the entity is unable to replace the entire board in a single election.

Despite these apparent benefits, a growing number of investors now disfavor the classified board structure.  Such investors view classified boards as having the effect of reducing the accountability of directors to shareholders because classified boards limit the ability of shareholders to evaluate and elect all directors on an annual basis. The view has also been expressed by some that the election of directors is a primary means for shareholders to influence corporate governance policies and to hold directors accountable for implementing those policies.  In addition, opponents of classified boards assert that a classified structure for the election of directors discourages proxy contests in which shareholders have an opportunity to vote for a competing slate of nominees and, therefore, erodes shareholder value.

After a review by the Nominating and Governance Committee and the Board, the Board, based upon the recommendation of the Nominating and Governance Committee, decided that now is an appropriate time to propose eliminating the Company’s classified board structure and to submit to the shareholders at the 2016 annual meeting of shareholders a binding proposal to make the necessary amendment to the Articles of Incorporation.  This determination by the Board would, if adopted, allow shareholders the opportunity to register their views on the performance of the entire Board annually.  Accordingly, the Board has determined that eliminating the classified Board structure is in the best interests of the Company and its shareholders.

If approved, the amendment will be effected by removing the current language in Section A of Article IV of the Articles of Incorporation and inserting new language.  The text of the revised Section A of Article IV, marked with the proposed deletion indicated by strikethrough text and additions indicated by bold text, is attached to this proxy statement as Annex A.

If the amendment to our Articles of Incorporation is approved, we will promptly file with the State Corporation Commission of the Commonwealth of Virginia Articles of Amendment containing this amendment.  The amendment will become effective upon the issuance of a certificate of amendment by the State Corporation Commission.  If shareholders do not approve this amendment to our Articles of Incorporation to declassify the Board, the amendment to the Articles of Incorporation will not be implemented.

Vote Required and Board Recommendation

To be adopted, the proposed amendment must be approved by the affirmative vote of more than 75% of the votes entitled to be cast.  Shareholders may direct that their votes be cast for or against this proposal, or shareholders may abstain from this proposal.  Abstentions and broker shares that are not voted will have the same effect as votes cast against the proposal.

 Our Board recommends that you vote “FOR” the approval of the amendment to our Articles of Incorporation to declassify the Board of Directors.

PROPOSAL 2:
ELECTION OF DIRECTORS

Our Board is currently divided into three classes of directors.  Each class of directors customarily serves for three years and until their successors are elected and qualified.  The term for each class is staggered so that one class is elected at each annual meeting.

As more fully described under “Proposal 1: Approval of Amendment to the Amended and Restated Articles of Incorporation to Declassify the Board of Directors,” the Board has adopted, subject to shareholder approval, an amendment to the Articles of Incorporation to eliminate the classified Board.  If Proposal 1 is approved by the shareholders, the two directors elected at the 2016 annual meeting will serve for a one-year term expiring at the 2017 annual meeting.  If Proposal 1 is not approved by the shareholders, each director elected at the 2016 annual meeting will serve for a three-year term expiring at the 2019 annual meeting.

 The terms of Messrs. John D. Gottwald and Thomas G. Snead, Jr., will expire at the 2016 annual meeting.  Upon the recommendation of the Nominating and Governance Committee, the Board has nominated and recommended Messrs. John D. Gottwald and Thomas G. Snead, Jr., for election at the 2016 annual meeting to serve for a one-year term expiring at the 2017 annual meeting (or if Proposal 1 is not approved by the shareholders, for three-year terms expiring at the 2019 annual meeting).

Each nominee has agreed to serve if elected.  If either nominee is not able to serve, the Board may designate a substitute or reduce the number of directors serving on the Board.  Proxies will be voted for the nominees shown below (or if not able to serve, such substitutes as may be designated by the Board).  The Board has no reason to believe that either of the nominees will be unable to serve.

Vote Required and Board Recommendation

Directors will be elected by a majority of the votes cast.  A majority of the votes cast means that the number of votes “FOR” a nominee must exceed the number of votes “AGAINST” that nominee.  Abstentions and broker non-votes will have no effect on the outcome.

Any director who receives a greater number of votes “AGAINST” his election than votes “FOR” such election will promptly tender his resignation to the Board in accordance with Tredegar’s Governance Guidelines.  The Nominating and Governance Committee will consider the tendered resignation and recommend to the Board whether to accept or reject the tendered resignation.  The full Board will consider all factors it deems relevant to the best interests of Tredegar, make a determination and publicly disclose its decision and, if such resignation is rejected, the rationale behind the decision, within 90 days after certification of the election results.

Our Board recommends that you vote “FOR” each of the nominees.

TREDEGAR’S BOARD OF DIRECTORS

Following is certain biographical and professional information, including information regarding each director’s or nominee’s specific experience, qualifications, attributes or skills that led to the conclusion that the individual should serve as a Tredegar director, concerning the nominees as well as the directors whose terms of office will continue after the annual meeting:

Nominees for Election at the 2016 Annual Meeting for Terms Expiring at the 2017 Annual Meeting (or, if Proposal 1 Is Not Approved by the Shareholders, for Terms Expiring at the 2019 Annual Meeting)

John D. Gottwald; age 61; director since 1989; President and Chief Executive Officer of Tredegar since August 18, 2015; having served previously as Interim President and Chief Executive Officer of Tredegar from June 26, 2015 until August 17, 2015, and as President and Chief Executive Officer of Tredegar from March 1, 2006 until January 31, 2010, and as Chairman of the Board of Tredegar from September, 2001 until May, 2006.  The Board has concluded that Mr. Gottwald should serve as a director based on his significant knowledge and understanding of Tredegar and its businesses and his significant experience and expertise in the leadership of global manufacturing companies.

Thomas G. Snead, Jr.; age 62; director since 2013; Retired, having served previously as President of Wellpoint, Inc., Southeast Region, a managed care and health insurance company, from December, 2004 until his retirement in January, 2006.  Other directorship:  Xenith Bankshares, Inc., a holding company for a Virginia banking corporation, where Mr. Snead serves as Chairman of the Board.  The Board has concluded that Mr. Snead should serve as a director based on his significant executive, financial and operations experience at a complex and highly regulated public company.  His extensive background in corporate strategy, finance, accounting and operations allows Mr. Snead to provide valuable insight.  In addition, he brings public company board experience gained from his service on other public company boards.

Directors Whose Terms Expire at the 2017 Annual Meeting

George A. Newbill; age 73; director since 2008; Retired, having served previously as Executive Vice President of Albemarle Corporation, a specialty chemicals company (Albemarle) from August, 2007 until February 29, 2008, and as Senior Vice President – Manufacturing Operations of Albemarle from January, 2004 until August, 2007.  The Board has concluded that Mr. Newbill should serve as a director based on his extensive experience in global manufacturing operations.

Kenneth R. Newsome; age 56; director since 2014; President and CEO of Markel Food Group, a food processing and manufacturing company, since February, 2014, having served previously as President and CEO of AMF Bakery Systems, Inc., a leading manufacturer of high speed industrial baking equipment, since 1996.  The Board has concluded that Mr. Newsome should serve as a director based on his manufacturing expertise and significant leadership and management skills acquired as the chief executive of a global manufacturing company.

Gregory A. Pratt; age 67; director since 2014; Chairman of the Board of Carpenter Technology Corporation (Carpenter), a manufacturer and distributor of cast/wrought and powder metal stainless steels and specialty alloys, since November, 2015, having served previously as Executive Chairman of Carpenter from July, 2015 until November, 2015, Executive Chairman, CEO and President of Carpenter from November, 2014 until June, 2015, and Chairman, CEO and President of Carpenter from September, 2009 to July, 2010.  Mr. Pratt has served as Chapter Chairman of the National Association of Corporate Directors, a non-profit organization focused on improving boardroom governance, since 2007.  Other directorship:  Carpenter.  The Board has concluded that Mr. Pratt should serve as a director based on his financial and manufacturing expertise and leadership and management skills acquired as the chief executive of a large public company, and based on his corporate governance expertise.

Carl E. Tack, III; age: 60; director since 2014; Clinical Professor, Finance, Mason School of Business, College of William and Mary, since August, 2015, having served previously as Adjunct Professor, at the Mason School of Business and Marshall-Wythe School of Law, College of William and Mary, from July, 2013 until August, 2015, as Managing Partner, Delta Partners Group, from December, 2010 until May, 2012, Lecturer (Finance) at Imperial College London from January, 2010 until May, 2010, Executive in Residence, London Business School, from January, 2010 until June, 2011, and Managing Director, Deutsche Bank, from June, 1996 until April, 2009.  The Board has concluded that Mr. Tack should serve as a director based on his significant corporate finance and corporate strategy expertise acquired through his 24 years of experience as an investment banker working with companies engaged in a variety of industries and global markets.

Directors Whose Terms Expire at the 2018 Annual Meeting

George C. Freeman, III; age 52; director since 2011; Chief Executive Officer of Universal Corporation, an international leaf tobacco merchant (Universal), since April 1, 2008, Chairman of Universal since August 5, 2008, and President of Universal since December 12, 2006.  Other directorship:  Universal.  The Board has concluded that Mr. Freeman should serve as a director based on his strong executive management and leadership skills, his financial expertise and his extensive knowledge of international business, risk oversight and corporate governance.

William M. Gottwald; age 68; director since 1997; Chairman of the Board of Tredegar, having served previously as Vice Chairman of Tredegar from April, 2004 until June, 2015 and as Chairman of the Board of Directors of Albemarle, from 2001 until 2008.  The Board has concluded that Mr. Gottwald should serve as a director based on his significant experience and expertise in the leadership of global manufacturing companies.

On the recommendation of the Nominating and Governance Committee, our Board has affirmatively determined that the following directors and nominees are independent, as that term is defined under the general independence standards of the NYSE listing standards and our Governance Guidelines:  George C. Freeman, III, George A. Newbill, Kenneth R. Newsome, Gregory A. Pratt, Thomas G. Snead, Jr., and Carl E. Tack, III.

Our Board has adopted, as part of our Governance Guidelines, categorical standards to assist it in making these independence determinations.  All of the directors and the nominees identified as “independent” in this proxy statement meet these categorical standards, which are available on our website at www.tredegar.com by selecting “Corporate Governance” under “Investors.”

BOARD MEETINGS, MEETINGS OF NON-MANAGEMENT DIRECTORS
AND BOARD COMMITTEES

Our Board held eleven meetings in 2015.  Each director attended at least 77% of the aggregate of (1) the total number of Board meetings held during 2015 while he was a director and (2) the total number of meetings of all committees of the Board on which the director then served.  In 2015, the committees of the Board included the Audit Committee, the Executive Compensation Committee, the Nominating and Governance Committee, and the Strategic Finance Committee.  The Strategic Finance Committee was dissolved by the Board on June 4, 2015.

The non-management directors of our Board meet regularly in private session.  The Chairman of the Board chairs the meetings of non-management directors.  During these meetings, the Chairman of the Board has the power to lead the meeting and set the agenda, but all non-management directors are encouraged to and do suggest topics for discussion and identify materials and other information for review.  The independent directors of our Board meet as needed, and at least annually, in private session.  The Chairman of the Nominating and Governance Committee chairs these meetings.

Shareholders and other interested persons may contact the independent directors (individually or as a group) or the Chairman (individually) in writing through one of the means described under “Voting Instructions ‒ How do I communicate with the Board of Directors?” on page [__] of this proxy statement.

Audit Committee

Our Audit Committee currently consists of Messrs. Thomas G. Snead, Jr. (Chairman), George C. Freeman, III, Gregory A. Pratt and Carl E. Tack, III.  The Audit Committee met on five occasions during 2015.  The Audit Committee operates under a written charter adopted by our Board, which is available on our website at www.tredegar.com by selecting “Corporate Governance” under “Investors.”  The principal functions of our Audit Committee are to review and oversee financial reporting, policies, procedures and internal controls; to retain and oversee activities of our independent registered public accounting firm; to oversee the internal audit function; to oversee legal and regulatory compliance and adherence to our Code of Conduct; to review and approve, if appropriate, related person transactions; to receive from and discuss with our independent registered public accounting firm written disclosures as to independence; to prepare the Audit Committee report for inclusion in the annual proxy statement; and to establish procedures for complaints received regarding our accounting, internal accounting controls and auditing matters.

Upon the recommendation of our Nominating and Governance Committee, our Board has determined that each member of our Audit Committee is independent of management and free of any relationships that, in the opinion of our Board, would interfere with the exercise of independent judgment and is independent, as that term is defined under the enhanced independence standards for audit committee members in the Securities Exchange Act of 1934, as amended (or the Exchange Act) and rules thereunder, as incorporated into the listing standards of the NYSE, and in accordance with the Audit Committee Charter and our Governance Guidelines.

Our Board has determined that Messrs. George C. Freeman, III, Gregory A. Pratt and Thomas G. Snead, Jr., are “audit committee financial experts,” as that term is defined in the rules promulgated by the SEC under the Sarbanes-Oxley Act of 2002.  Our Board has further determined that each of the members of our Audit Committee is financially literate and that, as required by the NYSE listing standards, at least one member of the Committee has accounting or related financial management expertise, as such terms are interpreted by our Board in its business judgment.

Our Audit Committee has adopted written procedures for pre-approving certain audit and permissible non-audit services provided by our independent registered public accounting firm.  These procedures include reviewing a budget for audit and permissible non-audit services.  The budget includes a description of, and a budgeted amount for, particular categories of audit and permissible non-audit services that are recurring in nature and therefore anticipated at the time the budget is submitted.  Audit Committee approval is required to exceed the budget amount for a particular category of audit and permissible non-audit services and to engage the independent registered public accounting firm for any audit and permissible non-audit services not included in the budget.  For both types of pre-approval, our Audit Committee considers whether such services are consistent with the SEC rules on auditor independence.  Our Audit Committee may delegate pre-approval authority to the Chairman of our Audit Committee.  Our Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firm to ensure that such services are within the parameters approved by our Audit Committee.

Executive Compensation Committee

Our Executive Compensation Committee currently consists of Messrs. George A. Newbill (Chairman), Kenneth R. Newsome and Thomas G. Snead, Jr.  The Executive Compensation Committee met on five occasions during 2015.  The Executive Compensation Committee operates under a written charter adopted by our Board, which is available on our website at www.tredegar.com by selecting “Corporate Governance” under “Investors.”  The principal functions of our Executive Compensation Committee are to approve corporate goals and objectives relevant to Chief Executive Officer compensation and evaluate our Chief Executive Officer’s performance in light of those goals and objectives; determine and approve Chief Executive Officer compensation, including base salary and incentive awards; to approve the salaries and incentive awards of executive officers; to grant awards under our equity incentive plans; to review compensation programs to confirm they do not encourage unnecessary risk-taking; to retain compensation consultants, legal counsel and any other advisors to the Committee; to review and recommend for approval by the Board Tredegar’s approach with respect to the advisory vote on executive compensation (say-on-pay) and how frequently Tredegar should permit shareholders to have a say-on-pay; to review and discuss with our management the Compensation Discussion and Analysis and based on such review and discussion, determine whether to recommend to our Board that the Compensation Discussion and Analysis be included in the annual proxy statement; and to prepare the Executive Compensation Committee report for inclusion in the annual proxy statement.

All of the members of our Executive Compensation Committee are “non-employee directors” (within the meaning of Rule 16b-3 of the Exchange Act), “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code), and “independent directors” (within the meaning of the current NYSE listing standards and Tredegar’s Governance Guidelines).

Executive Compensation Committee Interlocks and Insider Participation

No member of our Executive Compensation Committee was at any time an officer or employee of Tredegar.  None of our executive officers serves as a director or member of a compensation committee (or other committee of a board performing equivalent functions) of another entity where an executive officer of such entity served as a director of Tredegar or on our Board’s Executive Compensation Committee.

Nominating and Governance Committee

Our Nominating and Governance Committee currently consists of Messrs. Gregory A. Pratt (Chairman), George C. Freeman, III, and Carl E. Tack, III.  The Nominating and Governance Committee met on seven occasions during 2015.  The Nominating and Governance Committee operates under a written charter adopted by our Board, which is available on our website at www.tredegar.com by selecting “Corporate Governance” under “Investors.”  The principal functions of our Nominating and Governance Committee are to review the size and composition of our Board; to ensure a balance of appropriate skills and characteristics on our Board; to develop criteria for director nominees; to recruit new directors, to consider director nominees recommended by shareholders and others and to recommend nominees for election as directors, all in accordance with the director selection criteria; to make recommendations regarding term of office and classification of directors; to approve compensation of directors, including the compensation of our Chairman and any Vice Chairman (except for a director who is also our Chief Executive Officer, whose compensation is determined solely by our Executive Compensation Committee); to review our Code of Conduct, Governance Guidelines and other governance matters, and to ensure policies are properly communicated and consistently enforced; to make recommendations regarding composition of our Board committees; and to recommend actions to increase our Board’s effectiveness.

All members of our Nominating and Governance Committee are independent, as defined under the general independence standards of the NYSE listing standards and our Governance Guidelines.

CORPORATE GOVERNANCE

Board of Directors

Our Board is currently composed of eight directors, six of whom our Board has affirmatively determined are independent under the general independence standards of the NYSE and our Governance Guidelines.  The primary mission of our Board is to represent and protect the interests of our shareholders by overseeing management and acting in the best interests of Tredegar and our shareholders.  As provided in our Governance Guidelines, our Board has a non-management Chairman whose duties and responsibilities are separate and distinct from those of our Chief Executive Officer.  We believe that the separation of the Chairman and Chief Executive Officer roles is appropriate and in the best interests of Tredegar and our shareholders at this time.  We believe the separation of the Chairman and the Chief Executive Officer roles, and our Audit Committee, Executive Compensation Committee and Nominating and Governance Committee, which are comprised entirely of independent directors, helps provide effective oversight of management, and facilitates the relationship between our Board and management in overseeing and managing the material risks facing Tredegar.  This system of checks and balances helps ensure that key decisions made by our management team, including the Chief Executive Officer, are reviewed and subject to oversight.

Risk Management

Management is responsible for the day-to-day management of the risks we face, while our Board, as a whole and through its committees, has responsibility for the oversight of risk management.  In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.  Management regularly reports to our Board on operating and other risks.

While our Board is ultimately responsible for risk oversight at Tredegar, various Board committees assist our Board in fulfilling its oversight responsibilities in certain areas of risk.  The Audit Committee assists the Board in discharging its oversight responsibilities relating to the accounting, reporting and financial practices of Tredegar and its subsidiaries and also assists the Board in overseeing our internal auditing and compliance functions.  The Audit Committee is responsible for discussing with management Tredegar’s major financial risk exposures and the steps management has taken to monitor and control such exposures.  The Nominating and Governance Committee oversees risks associated with our Governance Guidelines, including compliance with listing standards for independent directors.  The Executive Compensation Committee oversees risks associated with our executive compensation programs.

Code of Conduct

Our Code of Conduct applies to our officers, employees and directors, including our Chief Executive Officer, our Chief Financial Officer and our Principal Accounting Officer and Controller.  We conduct our business in accordance with the highest standards of conduct.  Full compliance with the letter and spirit of the laws applicable to our businesses is fundamental to us.  Equally important are honesty, integrity and fairness in our business operations and in our dealings with others.  Diligently applying these standards makes good business sense and allows us to earn the trust and respect of our shareholders, employees, customers, suppliers, regulators and the communities in which we operate.  We have provided employees, customers and suppliers with a number of avenues for the reporting of ethics violations or similar concerns, including an anonymous telephone hotline provided by a third-party vendor.  Our Code of Conduct reflects the foregoing principles.  Our Code of Conduct is available on our website at www.tredegar.com by selecting “Corporate Governance” under “Investors.”

Governance Guidelines

Our Board has adopted Governance Guidelines that reflect our governance principles and our long-standing commitment to maintaining high corporate governance standards.  Our Governance Guidelines are available on our website at www.tredegar.com by selecting “Corporate Governance” under “Investors.”

Director Attendance at Annual Meeting of Shareholders

Our policy is that directors attend the annual meeting of shareholders.  All of our directors attended the 2015 annual meeting.

Director Continuing Education

We support the attendance of our directors at director education programs sponsored by third parties.  Typically, director education programs focus on issues and current trends affecting directors of publicly-held companies.  We reimburse our directors for tuition and expenses associated with attending these programs.  In addition, from time to time we sponsor internal educational programs for our Board on topics developed in consultation with our directors.

COMPENSATION OF DIRECTORS

The following table presents information relating to total compensation of our directors, other than the Chief Executive Officer, for the fiscal year ended December 31, 2015.

Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total (2)

	($)	($)	($)
Donald T. Cowles(3)	$34,088	$24,199	$58,287
George C. Freeman, III	$76,968	$56,461	$133,429
William M. Gottwald	$81,667	$75,022	$156,689
George A. Newbill	$77,540	$56,461	$134,001
Kenneth R. Newsome	$70,665	$56,461	$127,126
Gregory A. Pratt	$75,334	$56,461	$131,795
Thomas G. Snead, Jr.	$74,111	$56,461	$130,572
Carl E. Tack, III	$70,647	$56,461	$127,108
R. Gregory Williams(4)	$55,974	$46,889	$102,863

(1)
As part of his 2015 annual retainer, each non-employee director received quarterly grants of Tredegar common stock under the Tredegar Corporation Amended and Restated 2004 Equity Incentive Plan (or the 2004 Plan).  Each non-employee director received a number of shares of Tredegar common stock equal as nearly as possible to but not to exceed $14,125 for their service on the Board, with the Chairman of the Board receiving an additional number of shares of Tredegar common stock equal as nearly as possible to but not to exceed $8,125, both based on the closing price of Tredegar common stock as reported on the NYSE on the dates of grant.  The following table indicates the respective dates of grant, the number of shares received and the closing price of Tredegar common stock for each such grant received:

Date of Grant	Non-Employee Director Shares	Chairman of the Board Shares	Closing Price
March 31, 2015	702	404	$20.11
June 30, 2015 (a)	638	367	$22.11
September 30, 2015 (b)	1,079	621	$13.08
December 31, 2015	1,037	596	$13.62

The amounts set forth in the Director Compensation Table represent the grant date fair value computed in accordance with FASB Accounting Standards Codification™ Topic 718, Compensation – Stock Compensation, for the shares of Tredegar common stock awarded to each non-employee director identified above under the terms of the 2004 Plan during the fiscal year ended December 31, 2015, based on the closing price of Tredegar common stock as reported on the NYSE on the respective dates of grant noted above.  There were no unvested stock awards as of December 31, 2015.

(a)	Except (i) Mr. Cowles, who received 279 shares of Tredegar common stock on June 30, 2015, representing a prorated number of shares from April 1, 2015 until his retirement from the Board (June 4, 2015), (ii) Mr. Williams, who received 262 shares of Tredegar common stock on June 30, 2015 for serving as Chairman, representing a prorated number of shares from April 1, 2015 until he stepped down as Chairman of the Board (June 4, 2015), and (ii) Mr. W. M. Gottwald, who received 105 shares of Tredegar common stock on June 30, 2015 for serving as Chairman, representing a prorated number of shares from his appointment as Chairman of the Board (June 4, 2015) until June 30, 2015.

(b)	Except Mr. Williams, who received 298 shares of Tredegar common stock on September 30, 2015, representing a prorated number of shares from July 1, 2015 until his resignation from the Board (July 31, 2015).

(2)	This amount includes a prorated retainer for those Board members who served on the Strategic Finance Committee, which was dissolved by the Board on June 4, 2015, and a prorated retainer for those Board members who served on the Executive Committee, which was reinstated by the Board on June 4, 2015.

(3)	Mr. Cowles retired from the Board on June 4, 2015.

(4)	Mr. Williams resigned from the Board on July 31, 2015.

Components of Director Compensation

The Nominating and Governance Committee determines and approves director compensation, except for a director who is also our Chief Executive Officer, whose compensation is determined solely by our Executive Compensation Committee.  For 2015, non-employee directors and committee members received the following annual retainers, payable in equal quarterly installments in arrears, for their service on Tredegar’s Board:

Non-Employee Director	$113,000
Chairman of the Board	$65,000
Audit Committee Chairman	$16,000
Non-Chair Member of the Audit Committee	$9,500
Executive Compensation Committee Chairman	$11,000
Non-Chair Member of the Executive Compensation Committee	$7,000
Nominating and Governance Committee Chairman	$7,500
Non-Chair Member of the Nominating and Governance Committee	$4,500
Strategic Finance Committee Chairman(1)	$15,000
Non-Chair Member of the Strategic Finance Committee(1)	$8,000
Executive Committee Chairman(2)	$9,000
Non-Chair Member of the Executive Committee(2)	$4,500

(1)	The Strategic Finance Committee was dissolved by the Board on June 4, 2015. Amounts paid to members of this Committee in 2015 were prorated as of the date of dissolution.

(2)	The Executive Committee was reinstated by the Board on June 4, 2015, and this annual retainer was approved by the Nominating and Governance Committee at its June 4, 2015 meeting.

The retainer for non-employee directors and Chairman of the Board was paid 50% in the form of cash and 50% in the form of a stock award under the 2004 Plan.  The stock award was determined based on the closing price of Tredegar common stock as reported on the NYSE on the date of grant.  Each quarterly stock award became fully vested and transferable immediately upon the date of grant.  Retainers for our Chairman of the Board and committee Chairmen and members commenced after our Board elected members to these positions.

Outside Director Stock Ownership Guidelines

Under Tredegar’s Outside Director Stock Ownership Guidelines, all of our non-employee directors are to achieve ownership of Tredegar common stock in an amount equal to at least three times that director’s base annual cash retainer.  Directors have three years from their election to the Board to satisfy 50% of the requirement and six years to satisfy the full requirement.  Messrs. W. M. Gottwald and Newbill have satisfied the full stock ownership requirement.  Mr. Freeman, who joined the Board following his election at the 2011 annual meeting, and Mr. Snead, who joined the Board following his election at the 2013 annual meeting, have satisfied the three-year, 50% requirement.  Messrs. Newsome, Pratt and Tack, who joined the Board on February 19, 2014, have until 2017 to satisfy the three-year, 50% requirement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Messrs. John D. Gottwald, a director and our President and Chief Executive Officer, and William M. Gottwald, a director and the Chairman of the Board, are brothers.  Messrs. John D. Gottwald and William M. Gottwald, together with members of their immediate families (or the Gottwalds), may be deemed to be a “group” for purposes of Section 13(d)(3) of the Exchange Act.  There is no agreement between the Gottwalds with respect to the acquisition, retention, disposition or voting of Tredegar common stock.

Our Audit Committee is responsible for reviewing and approving, if appropriate, related person transactions.  Our Audit Committee operates under a written charter, the relevant provisions of which require it, to the extent not otherwise delegated to another committee comprised solely of independent directors, to review related person transactions for potential conflicts of interest situations.  The Audit Committee reviews each related person transaction on a case-by-case basis and approves only those related person transactions that it determines in good faith to be in the best interests of Tredegar.

For purposes of Tredegar’s Related Parties and Related Persons Transactions policy, (a) “Related person” means any director or executive officer of Tredegar; any employee of Tredegar or any of our subsidiaries; any nominee for director; any immediate family member(s) of directors, executive officers, employees or nominees for director; or any beneficial owner of more than 5% of Tredegar’s voting securities; (b) “Related person transaction” means a transaction in which Tredegar or any of our subsidiaries is, or is proposed to be, a participant and the amount involved exceeds $120,000, and in which a related person has, had or may have a direct or indirect interest; (c) “Immediate family member” means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and any person (other than a tenant or employee) sharing the household of any director, nominee for director, executive officer, employee or beneficial owner of more than 5% of Tredegar’s voting securities; and (d) “Transaction” means any financial contract, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar contracts, arrangements or relationships.

STOCK OWNERSHIP

Below is information on the beneficial ownership of Tredegar common stock as of February 1, 2016 by each director, each person nominated for election to the Board, and each executive officer named in the Summary Compensation Table beginning on page [__] of this proxy statement.  The table also shows the beneficial ownership of all directors, nominees and executive officers of Tredegar as a group as of February 1, 2016.

Security Ownership of Management

	Number of Shares with Sole Voting and Investment Power		Number of Shares with Shared Voting and Investment Power	Total Number of Shares		Percent of Class(a)
	Outstanding	Options
Directors, Nominees and Certain Executive Officers (b)
Frasier W. Brickhouse, II	9,368	14,635	-	24,003
D. Andrew Edwards	4,876	-	-	4,876
George C. Freeman, III	10,996	-	-	10,996
Michael W. Giancaspro	200	-	-	200
John D. Gottwald	1,887,913	100,000	1,127,613	3,115,526	(c)	9.47%
William M. Gottwald	69,602	-	957,453	1,027,055	(d)	3.13%
Mary Jane Hellyar	14,856	-	-	14,856
A. Brent King	34,072	58,865	-	92,937
George A Newbill	14,872	-	-	14,872
Kenneth R. Newsome	5,733	-	-	5,733
Kevin A. O'Leary	23,689	83,420		107,109
Gregory A. Pratt	5,733	-	-	5,733
Thomas G. Snead, Jr.	7,335	-	-	7,335
Carl E. Tack, III	5,733	-	-	5,733
Nancy M. Taylor	160,580	352,920	37	513,537		1.55%
All directors, nominees and executive officers as a group (15)(e)(f)	2,255,558	609,840	2,085,103	4,945,566		14.81%

(a)	Unless a specific percentage is noted in this column, each person owns less than 1% of the outstanding shares of Tredegar common stock.

(b)	Some of the shares may be considered to be beneficially owned by more than one person or group listed and are included in the table for each.

(c)	John D. Gottwald disclaims beneficial ownership of 4,935 shares of Tredegar common stock.

(d)	William M. Gottwald disclaims beneficial ownership of 4,935 shares of Tredegar common stock.

(e)	The directors and executive officers have sole voting and investment power over their shares, except for those listed under the heading “Number of Shares with Shared Voting and Investment Power,” which are held by or jointly with spouses, by children or in partnerships or trusts. Any shares of Tredegar common stock held under our benefit plans for any director or executive officer are included in the number of shares over which that person has sole voting or investment power. Shares held by the trustees of those plans for other employees are not included.

(f)	Two directors, Messrs. John D. Gottwald and William M. Gottwald, share voting and investment power for 4,935 shares of Tredegar common stock. This overlap in beneficial ownership has been eliminated in calculating the total number of shares and the percentage of class owned by directors, nominees and management as a group.

The table below lists any person (including any “group” as defined in Section 13(d)(3) of the Exchange Act) known to us who beneficially owned more than 5% of the shares of Tredegar common stock as of February 1, 2016.

Security Ownership of Certain Beneficial Owners

Names and Addresses of Beneficial Owners	Number of Shares of Common Stock		Percent of Class
John D. Gottwald William M. Gottwald and Floyd D. Gottwald, Jr.(a) 9030 Stony Point Parkway Richmond, VA 23235	7,354,800	(b)	22.30%
GAMCO Investors, Inc. One Corporate Center Rye, NY 10580-1435	5,691,168	(c)	17.36%
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	2,711,194	(d)	8.27%
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	2,307,793	(e)	7.04%
The London Company 1801 Bayberry Court, Suite 301 Richmond, VA 23226	2,277,974	(f)	6.95%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	1,911,604	(g)	5.83%

(a)	Messrs. John D. Gottwald, William M. Gottwald and Floyd D. Gottwald, Jr., together with members of their immediate families, may be deemed to be a “group” for purposes of Section 13(d)(3) of the Exchange Act, although there is no agreement among them with respect to the acquisition, retention, disposition or voting of Tredegar common stock.

(b)	Based solely on the information contained in Amendment No. 11 to the Schedule 13D filed with the SEC on February 20, 2014.

(c)	Based solely on the information contained in Amendment No. 14 to the Schedule 13D filed with the SEC on September 15, 2015.

(d)	Based solely on the information contained in Amendment No. 10 to the Schedule 13G filed with the SEC on February 9, 2016.

(e)	Based solely on the information contained in Amendment No. 6 to the Schedule 13G filed with the SEC on January 27, 2016.

(f)	Based solely on the information contained in Amendment No. 7 to the Schedule 13G filed with the SEC on February 9, 2016.

(g)	Based solely on the information contained in Amendment No. 1 to the Schedule 13G filed with the SEC on February 10, 2016.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

In this section, we provide an overview of our executive compensation philosophy and describe the material components of our executive compensation program for our Named Executive Officers (or NEOs) whose compensation is set forth in the 2015 Summary Compensation Table and the other compensation tables contained in this proxy statement.

During 2015, the following management changes occurred, which will be reflected in this Compensation Discussion and Analysis (or CD&A) section:

•	Nancy M. Taylor resigned as President and Chief Executive Officer on June 25, 2015; the Board appointed John D. Gottwald Interim President and Chief Executive Officer on that date and as President and Chief Executive Officer on August 18, 2015;

•	Kevin A. O’Leary resigned as Vice President, Chief Financial Officer and Treasurer on June 25, 2015; the Board appointed D. Andrew Edwards Vice President, Chief Financial Officer and Treasurer on July 20, 2015;

•	Frasier W. Brickhouse, II, Tredegar’s Controller (Principal Accounting Officer) was appointed and served as Tredegar’s Interim Principal Financial Officer from June 25, 2015 following Mr. O’Leary’s resignation, until July 20, 2015 when Mr. Edwards was appointed;

•	Michael W. Giancaspro was appointed Vice President, Business Processes and Corporate Development, by the Board effective as of October 1, 2015; and

•	Mary Jane Hellyar retired from the position of Vice President of Tredegar and President of Tredegar Film Products on November 13, 2015.

As a result, this CD&A reflects that our NEOs for 2015 are:

•	John D. Gottwald, President and Chief Executive Officer (or CEO);

•	Nancy M. Taylor, former President and CEO;

•	D. Andrew Edwards, Vice President and Chief Financial Officer;

•	Frasier W. Brickhouse, II, Interim Principal Financial Officer;

•	Kevin A. O’Leary, former Vice President, Chief Financial Officer and Treasurer;

•	Michael W. Giancaspro, Vice President, Business Processes and Corporate Development;

•	A. Brent King, Vice President, General Counsel and Secretary; and

•	Mary Jane Hellyar, former Corporate Vice President and President, Film Products.

Ms. Taylor’s, Mr. O’Leary’s and Ms. Hellyar’s annual and long-term incentive opportunities and grants are discussed in this CD&A.  However, because Ms. Taylor and Mr. O’Leary resigned and Ms. Hellyar retired during the year, they forfeited their eligibility to participate in the 2015 annual cash incentive plan.

Mr. Gottwald asked not to participate in the Company’s 2015 annual cash incentive plan or receive long-term incentive grants in 2015, and the Committee agreed to Mr. Gottwald’s request.  Because Mr. Giancaspro joined the Company as an employee late in 2015, he did not participate in the Company’s 2015 annual cash incentive plan or receive long-term incentive grants.  The Executive Compensation Committee (or, for purposes of this Compensation Discussion and Analysis section, the Committee) approved Mr. Edwards’ participation in the Company’s 2015 annual cash incentive plan on a prorated basis from his date of hire (July 20, 2015).

Key Compensation Corporate Governance Practices

The Committee and our Nominating and Governance Committee continuously review evolving practices in executive compensation and corporate governance.  We have adopted certain policies and practices that we believe are consistent with industry best practices.

Tredegar Executive Compensation Policies - What we do

✓	We make variable performance compensation a significant component of each executive’s total compensation, with the proportion of compensation allocated to variable performance compensation increasing with the level of responsibility.

✓	We balance short-term and long-term compensation, which discourages short-term risk taking at the expense of long-term results.

✓	We require meaningful stock ownership and retention at levels that increase with responsibility.

✓	We require NEOs to hold stock beyond vesting. NEOs who receive an award of restricted stock must retain such shares of restricted stock (net of any shares surrendered to satisfy tax withholding obligations) until the sixth anniversary of the date of grant.

✓	The Committee uses an independent executive compensation consultant that reports directly to the Committee and does not provide any services to Tredegar other than executive and director compensation services.

✓	We conduct an annual compensation risk review of potential and existing risks arising from our compensation programs and policies and concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Tredegar.

✓	We have a claw back policy for the recovery of performance-based compensation in the event of executive officer misconduct related to our financial results.

Tredegar Executive Compensation Policies - What we don’t do

X	No hedging transactions on our stock are permitted.

X	No special perquisites are provided to any employee. We do not provide executives with special perquisites such as company cars, personal use of corporate assets or special company-funded executive deferred compensation plans.

X	No employment agreements. We have no employment agreements with any of our executive officers.

X	No stock option re-pricings without shareholder approval or discounted stock options are permitted under our equity incentive plan.

The Role of Shareholder Say-on-Pay Votes

At our annual meeting of shareholders held on June 4, 2015, approximately 85% of the votes cast, which, under Virginia law, excludes abstentions and broker non-votes, on the “say-on-pay” proposal approved the compensation of our NEOs while only approximately 9% of the votes were cast against the proposal.  The Committee believes that the 2015 shareholder vote endorsed the compensation philosophy of the Committee and our executive compensation programs and, as a result, the Committee did not make any material adjustments to the 2015 executive compensation program.  The Committee will consider future “say-on-pay” votes by the shareholders in making adjustments to or developing executive compensation programs in the future.

Compensation Philosophy and Objectives

Our businesses operate in highly competitive industries that require outstanding customer service and manufacturing efficiency.  To lead and manage these businesses, we require high-caliber executive talent with strong vision and operational skills.  The objectives of our executive compensation programs are to attract, motivate and retain highly qualified executive officers.  To accomplish these objectives, we rely on a pay strategy that emphasizes performance-based compensation through annual and long-term incentives.  We believe that this pay strategy aligns with our business strategy of generating strong operating results and shareholder value creation while controlling fixed costs.  In this manner, we believe that our executive compensation program supports and reinforces our business objectives and creates a strong link between pay and performance.

Specifically, our executive compensation programs:

•	are primarily performance based, with the percentage of an executive’s total compensation opportunity based on our financial performance increasing with the executive’s level of responsibility;

•	are significantly stock-based in order to ensure our executives have common interests with our shareholders;

•	enhance retention of our executives by subjecting a meaningful portion of their total compensation to multi-year vesting;

•	link a significant portion of total pay to the execution of strategies intended to create long-term shareholder value;

•	provide our executives with an opportunity for competitive total pay; and

•	do not encourage our executives to take unnecessary or excessive risks.

Tredegar’s executive compensation philosophy and strategy aims to generally provide targeted compensation opportunities for base salaries, annual cash incentives and long-term equity incentives near the market 50th percentile in order to attract and retain talent while using a balance of fixed and variable pay programs to align actual compensation earned with company performance.  Allocations between short-term and long-term compensation opportunities and between cash and equity awards take into account market data, but may vary over time and among executives.  This variance is desirable to maintain alignment between executive rewards and business priorities and is necessary to reflect both company-specific and individual factors relevant to pay decisions.  Greater detail regarding these company-specific and individual factors is included in this discussion.

Process and Procedure for Determining Compensation of Executive Officers

The primary role of the Committee is to develop and oversee the implementation of our philosophy with respect to the compensation of our executive officers, including the NEOs.  The Committee has the overall responsibility to evaluate the performance of and determine the compensation of our Chief Executive Officer and approve the compensation structure for our other executive officers.  Our Chief Executive Officer makes specific recommendations to the Committee regarding the compensation of our other executive officers based on the compensation structure approved by the Committee.  After review and discussion, the Committee gives its final approval of the compensation for our other executive officers.  The Committee reports regularly to our Board on matters relating to the Committee’s actions.

Under its charter, the Committee has the authority to engage compensation consultants to assist the Committee in fulfilling its responsibilities.  The Committee has engaged Pearl Meyer , a nationally-recognized compensation consulting firm, as its outside advisor for executive compensation.  Pearl Meyer reports directly to the Committee, and the scope of its work is directed by the Committee.  In retaining Pearl Meyer, the Committee assessed the independence of Pearl Meyer pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Pearl Meyer from independently advising the Committee.

Executive compensation was last benchmarked against a peer group in 2013, when upon the Committee’s request, Pearl Meyer conducted a competitive market study of executive compensation levels for our NEOs.  The study included compensation data as disclosed in peer company proxy statements as well as survey compensation data published in the fall of 2013.  The peer group used in developing proxy-disclosed pay is set forth below:

HB Fuller Co.	Spartech Corp.	Innospec Inc.
Griffon Corporation	Chart Industries Inc.	Tennant Company
Kraton Performance Polymers Inc.	Quanex Building Products Corporation	Calgon Carbon Corporation
Kaiser Aluminum Corporation	Buckeye Technologies Inc.	Rogers Corporation
EnPro Industries, Inc.	Neenah Paper, Inc.
AEP Industries Inc.	Myers Industries Inc.

The peer group companies listed above were chosen because they operate in industries similar to those in which Tredegar operates, and, at the time they were selected, had similar annual revenues and profitability (collectively referred to as the peer group).

In determining the compensation of our Chief Executive Officer and approving the compensation structure for our other executive officers, the Committee considers Tredegar’s performance, individual executive performance, recommendations from the Chief Executive Officer (for all positions other than the Chief Executive Officer position), and the 2013 peer group and published compensation survey data.  The Committee also reviews tally sheets prepared by management showing all elements of compensation and total compensation payable to each NEO.  The use of tally sheets is intended to ensure that the Committee has a total compensation perspective when making decisions regarding specific elements of the compensation program and allows for internal equity comparisons among the NEOs.  Both the external market pay data and the internal pay history help guide the Committee’s decision making, but no precise formulas or percentiles are applied to all of the NEOs in all situations.

Elements of Our Executive Officer Compensation Program

The Committee believes that the various elements of our compensation program effectively achieve the objective of aligning compensation with performance measures that are directly related to Tredegar’s financial goals and creation of shareholder value, without encouraging executives to take unnecessary and excessive risks.  The core elements of the compensation program for our executive officers are described below:

Element	Description	Objective
Base Salary	Fixed cash compensation	Reflects competitive market compensation, individual performance, experience and level of responsibility
Bonus	Special discretionary cash bonus	In unusual operating and/or market conditions or circumstances, rewards individual performance that is beyond annual objectives
Annual Incentives	Short-term variable compensation via an annual cash incentive plan (for 2015, the 2015 Cash Incentive Plan)	Rewards achievement of financial performance goals and individual performance objectives
Long-Term Incentives	Long-term variable compensation via the Amended and Restated 2004 Equity Incentive Plan (the 2004 Plan), in the form of:	Rewards achievement of long-term performance goals and shareholder value creation; promotes retention of executive officers
• Performance Units • Restricted Stock • Stock options (stock options were not a component of long-term incentives in 2015)
Defined Contribution Plans	401(k) Plan and Savings Plan Benefit Restoration Plan	Provides competitive benefits and savings opportunities for retirement
Defined Benefit Plans(1)	Retirement Income Plan (the Pension Plan)	Provides retirement security

(1)	Effective January 1, 2007, we closed the Pension Plan to new employees and froze the pay for active employees used to compute benefits as of December 31, 2007. Effective February 28, 2014, service accrual for all participants in the Pension Plan (other than participants who are part of a collective bargaining agreement) was frozen. In 2015, Ms. Taylor and Messrs. Gottwald, Edwards, Brickhouse and Giancaspro are the only NEOs who participated in the Pension Plan.

2015 Compensation Decisions

Base Salaries

We seek to provide our executive officers with base salaries that are targeted within competitive market levels and that reflect the executive’s skills and abilities, experience, responsibilities, internal equity, performance and potential.  The Committee believes setting base salaries at this level allows us to attract, motivate and retain highly qualified executive officers while maintaining an appropriate cost structure.

For 2015, the base salary for each NEO was as follows:

Named Executive Officer(1)	2014 Base Salary	2015 Base Salary	% Increase
John D. Gottwald	-	$396,000	-
Nancy M. Taylor	$733,278	$755,276	3.0%
D. Andrew Edwards(2)	-	$385,000	-
Frasier W. Brickhouse, II	-	$215,000	-
Kevin A. O’Leary	$350,320	$371,339	6.0%
Michael W. Giancaspro	-	$335,000	-
A. Brent King	$324,139	$337,105	4.0%
Mary Jane Hellyar	$372,300	$383,469	3.0%

(1)	For information on management changes that occurred during 2015, see “Executive Summary” on page [__] of this proxy statement.
(2)	Mr. Edwards was appointed Vice President, Chief Financial Officer and Treasurer on July 20, 2015, at which time the Committee approved a base salary of $371,339. On October 8, 2015, his salary was increased by 3.7% to $385,000.

Base salary increases for Ms. Taylor, Ms. Hellyar and Mr. King were merit-based adjustments to their 2014 base salaries consistent with the range of salary adjustments for other Tredegar executives.  Mr. O’Leary’s increase was partially based on performance (merit adjustment) and partially based on current market positioning (i.e., prior to Mr. O’Leary’s increase, his base salary was 88% of the 50th percentile).  In the case of all of our NEOs other than Ms. Taylor, the amount of the base salary increase was recommended by the Chief Executive Officer and approved by the Committee after considering all relevant factors, including individual performance and contribution to Tredegar, our financial condition, internal equity and the market median base salary for comparable positions at companies in the peer group.  Mr. Brickhouse’s salary was not approved by the Committee as he was not a NEO when his salary was last adjusted.  Mr. Brickhouse’s compensation was established as part of management’s normal process of managing non-NEO employee pay.

Annual Incentives

General.  Annual cash incentive opportunities serve to link executive rewards to our financial performance and the achievement of individual objectives.  Each year, we establish business plans for the forthcoming year that include financial, strategic and other goals for each of our operating businesses, including Aluminum Extrusions, Personal Care, Surface Protection, Flexible Packaging, Engineered Polymer Solutions and Tredegar in general.  These business plans are reviewed by our Board.  Annual incentive goals for our executive officers are set based on the approved business plans.

2015 Cash Incentive Plan.  For 2015, each NEO had the following award opportunity as a percentage of 2015 base salary under the 2015 Cash Incentive Plan:

Named Executive Officer	Threshold Bonus %	Target Bonus %	Maximum Bonus %
John D. Gottwald(1)	-	-	-
Nancy M. Taylor	22.5%	90%	180%
D. Andrew Edwards	15%	60%	120%
Frasier W. Brickhouse, II	6.25%	25%	50%
Kevin A. O’Leary	15%	60%	120%
Michael W. Giancaspro(2)	-	-	-
A. Brent King	12.5%	50%	100%
Mary Jane Hellyar	15%	60%	120%

(1)	Mr. Gottwald asked not to participate in the Company’s 2015 annual cash incentive plan.
(2)	Because Mr. Giancaspro joined the Company as an employee late in 2015, he did not participate in the 2015 Cash Incentive Plan.

To ensure that the annual incentive awards establish a direct link between the interests of our executive officers and our shareholders, the Committee assesses our performance against certain financial measures to establish the size of the incentive pool to be used for payment of annual incentive awards for the current year.  For 2015, two key financial measures of the operating performance of our businesses were used to determine the amount, if any, of the annual incentive pool:  earnings before interest and taxes (EBIT) and working capital as a percentage of sales (WC%S).  Consistent with our executive compensation philosophy that compensation be tied to our performance, the financial performance threshold for EBIT or WC%S must be achieved before any incentives can be earned.  The Committee believes that these financial performance measures are effective and appropriate at Tredegar because they reflect both income statement performance and capital discipline.  The following table sets forth the weightings applied to these categories in 2015 for each NEO:

	2015 Cash Incentive Plan Weightings

Named Executive Officer	Consolidated EBIT	Consolidated WC%S	Division EBIT	Division WC%S
John D. Gottwald(1)	-	-	-	-
Nancy M. Taylor	70%	30%	0%	0%
D. Andrew Edwards	70%	30%	0%	0%
Frasier W. Brickhouse, II	70%	30%	0%	0%
Kevin A. O’Leary	70%	30%	0%	0%
Michael W. Giancaspro(2)	-	-	-	-
A. Brent King	70%	30%	0%	0%
Mary Jane Hellyar	0%	0%	70%	30%

(1)	Mr. Gottwald asked not to participate in the Company’s 2015 annual cash incentive plan.
(2)	Because Mr. Giancaspro joined the Company as an employee late in 2015, he did not participate in the 2015 Cash Incentive Plan.

For each of the NEOs, other than Ms. Hellyar, WC%S and EBIT were measured based on our consolidated results; for Ms. Hellyar, WC%S and EBIT would have been measured based on the performance of Film Products, which Ms. Hellyar led until her retirement in November of 2015.  The Committee believes that measuring WC%S and EBIT of Film Products for a division leader and on a consolidated basis for the other NEOs appropriately aligns incentive opportunities with each NEO’s scope of responsibility and accountability.

When setting the financial performance goals for the 2015 Cash Incentive Plan, the Committee reviewed and approved the following performance targets for the 2015 Cash Incentive Plan as they apply to NEOs:

	2015 Targets ($ in Thousands)
	Threshold	Target	Maximum
Film Products
WC%S	17.0%	16.5%	15.8%
EBIT	$63,500	$71,000	$82,000

Consolidated Corporate
WC%S	13.5%	13.1%	12.5%
EBIT	$71,500	$82,800	$99,000

For purposes of the 2015 Cash Incentive Plan, the following definitions applied to the financial performance measures:

WC%S is used as a measure of the cash performance of our Film Products operating business.  For the purpose of determining WC%S, the following accounting definitions are used:  (i) working capital includes receivables, inventories and accounts payable; (ii) sales are net sales (sales less freight); and (iii) WC%S is calculated by dividing the 12-month average working capital by annual net sales.  The accounting principles used in determining WC%S are applied on a consistent basis with the immediate prior year, with exceptions approved by the Committee.

EBIT excludes unusual items and losses associated with plant shutdowns, asset impairments, restructurings, gains and losses from the sale of assets, investment write-downs and write-ups, gains and losses from non-manufacturing operations, stock option charges under ASC Topic 718, pension income or expense for the Pension Plan, and other items that may be recognized or accrued under GAAP.   The accounting principles used to determine EBIT are applied on a consistent basis with the immediate prior year with exceptions approved by the Committee.  For the purposes of EBIT-based incentive award calculations for 2015, EBIT excluded the following: (i) discretionary bonuses, since amounts are unpredictable, uncontrollable at the management level, and possibly significant; (ii) income or expense relating to restricted stock, performance-based stock or stock unit awards since amounts are dependent on future periods and are therefore subject to significant volatility; (iii) EBIT, as defined above, from any company or entity acquired in the current year (no companies or entities were acquired in 2015); and (iv) certain one-time unusual expenses unrelated to the operating businesses or entities.

In addition to these financial performance goals, in determining incentive payments for our NEOs (other than our CEO), the Committee considers the recommendation of the CEO regarding our NEO’s (other than our CEO) individual performance measured against the NEO’s individual performance goals.  Individual performance metrics were drawn from the following categories:  budgets, compliance objectives, operating profit, cost reductions, development of strategic plans, process improvement, and organizational effectiveness.  Specific measurements are assigned to each individual performance objective early in the year for which the performance will be measured and results are determined based on the assessment of the degree of accomplishment of each objective.  The Committee does not apply a precise formula in linking individual results to incentive payment amounts, but rather uses these accomplishments, or lack of accomplishments, to determine the incentive amount applicable to the individual component of the formula, up to 100% of the weighting for the individual component.

For 2015, actual financial results were as follows:

	2015 Actual Results
	WC%S	EBIT(1) (in thousands)
Consolidated Corporate	13.2%	71,596

(1)	2015 actual results for Film Products and Bonnell Aluminum are not provided as our NEOs whose annual incentive opportunities were based on the results of Film Products and Bonnell Aluminum either resigned or retired from Tredegar before December 31, 2015, and, therefore, did not receive a payout under the 2015 Cash Incentive Plan.

These financial results resulted in payouts to our NEOs as follows:

Named Executive Officer	Actual Payout under 2015 Cash Incentive Plan	% of Base 2015 Salary
John D. Gottwald(1)	-	-
Nancy M. Taylor(2)	$0	0%
D. Andrew Edwards(3)	$39,856	10.35%
Frasier W. Brickhouse, II	$21,630	10.06%
Kevin A. O’Leary(2)	$0	0%
Michael W. Giancaspro(4)	-	-%
A. Brent King	$71,314	$21.15%
Mary Jane Hellyar(5)	$0	0%

(1)	Mr. Gottwald asked not to participate in the Company’s 2015 annual cash incentive plan.
(2)	Ms. Taylor and Mr. O’Leary resigned on June 25, 2015; neither received a payout under the 2015 Cash Incentive Plan.
(3)	Mr. Edwards was appointed Vice President, Chief Financial Officer and Treasurer on July 20, 2015, and received a prorated payout from the date of his employment under the 2015 Cash Incentive Plan.
(4)	Because Mr. Giancaspro joined the Company as an employee late in 2015, he did not participate in the 2015 Cash Incentive Plan.
(5)	Ms. Hellyar retired on November 13, 2015 and did not receive a payout under the 2015 Cash Incentive Plan.

The financial results of Corporate were between threshold and target levels under the 2015 Cash Incentive Plan.  The payouts to Messrs. Edwards, King and Brickhouse were determined by straight line interpolation between their threshold and target annual incentive opportunities.

The amounts paid to our NEOs who received payouts from the 2015 Cash Incentive Plan were determined based on the incentive formula for financial performance in the 2015 Cash Incentive Plan and the Chief Executive Officer’s assessment of the eligible NEO’s performance relative to his goals and objectives.  The Committee received and confirmed Tredegar’s performance results before approving the payouts under the 2015 Cash Incentive Plan.

Discretionary Bonuses.  From time to time, we provide our executive officers with special discretionary cash bonuses, which are intended to reward executives’ exemplary individual performance that is beyond annual objectives.  For 2015, the Chief Executive Officer recommended and the Committee approved the following discretionary cash bonuses to the named executive officers listed below:

Named Executive Officer	Discretionary Bonus Amount
D. Andrew Edwards	$40,000
Frasier W. Brickhouse, II	$20,000
Michael W. Giancaspro	$30,000
A. Brent King	$15,000

Long-Term Incentives

Long-term incentives, primarily equity-based awards, are an important element of our compensation program.  The 2004 Plan allows for the granting of stock options, restricted stock, stock appreciation rights and other equity awards based on Tredegar common stock, as well as performance-based long-term incentive cash awards.  We believe long-term incentives, such as those permitted by the 2004 Plan, promote our success by focusing employee efforts on achieving those performance goals that lead to long-term growth of shareholder value.

The Committee administers the 2004 Plan.  Our practice is to grant annual equity-based awards at the Committee’s February or March meeting.  Awards granted at the February or March meeting generally become effective on the third business day following the release of our fourth quarter earnings for the preceding fiscal year.

In 2015, three changes were made to long-term incentives.  We eliminated the use of options, changed the mix of performance and time vesting equity from 1/3 options, 1/3 Performance Units and 1/3 service-based restricted stock to 75% Performance Units and 25% service-based restricted stock, and changed the Performance measure for Performance Units from economic profit added (EPA) to Return on Capital Employed (ROCE).

In consultation with Pearl Meyer, the Committee reviewed and considered various forms and methods of providing long-term incentive compensation opportunities to our executive officers.  After reviewing the past mix of equity grants and considering factors such as pay and performance alignment, shareholder alignment, retention goals, accounting cost, share usage, shareholder dilution, the ratio of short-term and long-term compensation, tax implications, peer group practices, and market trends, the Committee approved for 2015 the use of (1) performance stock units (Performance Units), which are an unfunded promise to deliver shares of common stock in the future upon achievement of both performance and service conditions and (2) service-based restricted stock under our 2004 Plan.  Service-based restricted stock is intended to further balance the performance and retention objectives of our long-term incentive program and to create additional stock ownership opportunities for executives to further align their interests with shareholders.

The Committee, after consideration of the above factors, determined that the performance portion of the long-term incentive should be increased from 66 1/3 percent (including options as performance based) to 75 percent.  In addition, the Performance Units should replace options resulting in the entire performance portion of the grant consisting of Performance Units.  Lastly, the Committee determined EPA, the performance measure used for past grants, is a complicated measure and that ROCE is a better measure to reward grantees for growth balanced with the efficient use of shareholder capital.  The Performance Units can be earned at either the threshold (50%), target (100%) or maximum (150%) level based on ROCE performance in 2017.  The number of Performance Units earned will be determined by a straight line interpolation of ROCE performance between threshold, target and maximum.

The specific number of Performance Units and restricted shares is generally based on converting a competitive annual equity grant value into an appropriate number of shares for each form of equity being awarded.  For conversion purposes, Performance Units granted in 2015 were valued at the ten-day average stock price ending on March 27, 2015, and restricted stock was valued using the stock price at the time the conversion was performed.  For 2015, the Performance Units were valued at a discount of $0.84 to the ten-day average stock price.  The $0.84 discount reflects projected dividends during the performance period, which Performance Units are not eligible to receive.  Grant levels may then be adjusted up or down, at the Committee’s discretion, based on a variety of factors, including but not limited to, our performance, the executive’s performance, internal equity and share availability under the 2004 Plan.

2015 Performance Units.  Based upon the considerations described above, in 2015 the Committee approved the following Performance Unit grants to each NEO identified below:

Named Executive Officer	Performance Measure	Grant Date	Award	Fair Value as of Grant Date(1)
John D. Gottwald(2)	-	-	-	-
Nancy M. Taylor(3)	2017 Return on Capital Employed	3/5/2015	47,794	$434,686
D. Andrew Edwards(4)	2017 Return on Capital Employed	7/20/2015	15,230	$158,849
Frasier W. Brickhouse, II	2017 Return on Capital Employed	3/5/2015	1,424	$12,951
Kevin A. O’Leary(5)	2017 Return on Capital Employed	3/5/2015	15,230	$138,517
Michael W. Giancaspro(6)	-	-	-	-
A. Brent King(7)	2017 Return on Capital Employed	3/5/2015	12,919	$117,498
Mary Jane Hellyar(8)	2017 Return on Capital Employed	3/5/2015	14,838	$134,952

(1)	Under ASC Topic 718, it was assumed that 50% of the Performance Units granted will vest based upon information available on the date of grant. Performance Units usually vest over a three-year period only if Tredegar meets certain operating thresholds over the vesting period.
(2)	Mr. Gottwald asked not to participate in the Company’s long-term incentive plan and did not receive a grant of Performance Units.
(3)	Under the terms of the Separation, Waiver and Release Agreement between Ms. Taylor and Tredegar, the Performance Units will remain outstanding until the end of the measurement period and will be earned if the performance measures are met in accordance with the terms of the 2004 Plan and award agreement.
(4)	Mr. Edwards was appointed Vice President, Chief Financial Officer and Treasurer on July 20, 2015.
(5)	Under the terms of the Separation, Waiver and Release Agreement between Mr. O’Leary and Tredegar, the Performance Units will remain outstanding until the end of the measurement period and will be earned if the performance measures are met in accordance with the terms of the 2004 Plan and award agreement.
(6)	Because Mr. Giancaspro joined the Company as an employee late in 2015, he did not receive a grant of Performance Units.
(7)	Mr. King resigned effective as of March 4, 2016, at which time the Performance Units were forfeited.
(8)	Ms. Hellyar retired on November 13, 2015, at which time the Performance Units were forfeited.

The NEOs identified above received a grant of Performance Units tied to 2017 ROCE.  If the performance criteria for the 2017 ROCE goals are satisfied, the Performance Units earned will vest and be settled in shares of Tredegar common stock on or before March 15, 2018.  The Committee believes that this design effectively balances the performance and retention objectives of the long-term incentive program.

2013 Performance Units Tied to 2015 Performance.  In 2013, the Committee awarded Performance Units tied to our 2015 consolidated EPA.  EPA is a metric used by Tredegar to measure long-term performance of our ongoing operations.  EPA excludes unusual items and losses associated with plant shutdowns, asset impairments, restructurings, gains and losses from the sale of assets, investment write-downs and write-ups, gains and losses from non-manufacturing operations, stock option charges under ASC Topic 718, pension income or expense for the Pension Plan, and other items that may be recognized or accrued under GAAP.   The accounting principles used to determine EPA are applied on a consistent basis with the immediate prior year with exceptions approved by the Committee.  For the purposes of Performance Units granted in 2013 by the Committee, EPA also excluded (i) discretionary bonuses, since amounts are unpredictable, uncontrollable at the management level, and possibly significant; and (ii) income or expense relating to restricted stock, performance-based stock or stock unit awards since amounts are dependent on future periods and are therefore subject to significant volatility.  For the 2013 Performance Unit awards tied to 2015 EPA performance, no Performance Units could be earned unless our consolidated EPA was at least ($8.0) million for calendar year 2015.  As the threshold target for the Performance Units was not met, no Performance Units based on our 2015 consolidated EPA were earned.

Restricted Stock.  During 2015, the Committee also approved the following service-based restricted stock grants to each NEO identified below:

Named Executive Officer	Grant Date	Award	Fair Value as of Grant Date
John D. Gottwald(1)	-	-	-
Nancy M. Taylor(2)	3/5/2015	15,141	$291,767
D. Andrew Edwards	7/20/2015	4,825	$105,957
Frasier W. Brickhouse, II	3/5/2015	1,353	$26,072
Kevin A. O’Leary(3)	3/5/2015	4,825	$92,978
Michael W. Giancaspro(4)	-	-	-
A. Brent King(5)	3/5/2015	4,093	$78,872
Mary Jane Hellyar(6)	3/5/2015	4,701	$90,588

(1)	Mr. Gottwald asked not to participate in the Company’s long-term incentive plan and did not receive a grant of restricted stock.
(2)	Under the terms of the Separation, Waiver and Release Agreement between Ms. Taylor and Tredegar, this award was immediately vested upon Ms. Taylor’s separation from Tredegar.
(3)	Under the terms of the Separation, Waiver and Release Agreement between Mr. O’Leary and Tredegar, this award was immediately vested upon Mr. O’Leary’s separation from Tredegar.
(4)	Because Mr. Giancaspro joined the Company as an employee late in 2015, he did not receive a grant of restricted stock.
(5)	Mr. King resigned effective as of March 4, 2016, at which time the shares of restricted stock were forfeited.
(6)	Ms. Hellyar retired on November 13, 2015. Under the terms of the Agreement between Ms. Hellyar and Tredegar, this award was immediately vested upon Ms. Hellyar’s retirement from Tredegar.

Except as noted in the footnotes above, the shares of restricted stock vest three years from the date of grant.  The shares of restricted stock (net of any shares surrendered to satisfy tax withholding obligations) must be retained by the NEO until the earlier of (i) the sixth anniversary of the date of grant, (ii) a change of control of Tredegar, (iii) the NEO’s death, or (iv) the NEO’s retirement.  Upon the issuance of the shares on the date of grant, the NEO listed above is entitled to vote the shares and will be entitled to receive, free of all restrictions, ordinary cash dividends.

Total Compensation

Based on the Pearl Meyer study conducted in 2013, general industry survey information and consultation with the compensation consultant, the Committee reviewed the above elements of compensation and determined that the total compensation provided to the NEOs is reasonable.  As discussed above, the Committee does not use a precise formula or target percentiles to set NEO compensation.  The Committee does consider, among other data, industry trends and benchmarking information provided by Pearl Meyer to ensure each element and total compensation is reasonable.

Other Benefits for Chief Executive Officer and Executive Officers

In addition to the cash and equity compensation discussed above, we provide our Chief Executive Officer and other NEOs with the same benefits package available to all of our salaried employees.  When setting and determining annual compensation, the Committee reviews and considers all elements of compensation, including health and dental insurance (portion of costs); basic life insurance; long-term disability insurance; Savings Plan and Savings Plan Benefit Restoration Plan (401(k) plan); and the Pension Plan.  We do not provide executives with additional benefits or perquisites, such as company cars or vehicle allowances; personal use of corporate assets; or company-funded deferred compensation programs.  We do not believe that these types of benefits are currently needed to attract, motivate and retain highly qualified executive officers.

Agreements with Executive Officers

As has been our practice, we do not currently have employment agreements with any of our executive officers.  From time to time, however, we have entered into severance agreements with certain of our executive officers to ensure that we will have the executive officer’s continued dedicated service notwithstanding the possibility, threat or occurrence of a change in control.

We entered into a severance agreement with Mr. Edwards effective July 20, 2015.  This severance agreement is more fully described under “Other Potential Payments Upon Termination or a Change in Control – Severance Agreements – Agreement with D. Andrew Edwards” beginning on page [__] of this proxy statement.

  We had similar severance agreements with Ms. Taylor, Ms. Hellyar, and Messrs. O’Leary and King.  However, in the case of Ms. Taylor, Ms. Hellyar and Mr. O’Leary, they were superseded by the separation agreements described under “Compensation of Executive Officers – Separation Agreements” beginning on page [___] of this proxy statement.  In the case of Mr. King, he resigned from the position of Vice President, General Counsel and Secretary effective as of March 4, 2016 and, as a result, Mr. King will not receive any benefits under his agreement.

Corporate Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code imposes a $1 million limitation on the deduction we may take for the annual compensation paid to each of our NEOs, other than our principal financial officer.  The $1 million deduction limit, however, does not apply to “qualified performance-based compensation” that is based on the attainment of pre-established, objective performance goals established under a shareholder-approved plan.  We consider the impact of this exclusion when developing and implementing our executive compensation programs.  We do not believe, however, that compensation decisions should necessarily be constrained by how much compensation is deductible for federal income tax consequences.  As a result, the Committee retains the discretion to authorize payments that may not be deductible if it believes that they are in the best interests of our Company.

As noted above, we attempt to operate in a manner that maintains an appropriate cost structure.  As part of our efforts, we regularly review the accounting treatment of different forms of compensation, including the forms of awards available under the 2004 Plan, to determine which forms of awards, if any, (1) serve to appropriately motivate our executive officers to enhance shareholder value and (2) enable us to operate within an appropriate cost structure.

Executive Stock Ownership Policy

Tredegar places a strong emphasis on equity ownership by executive officers and other members of senior management in order to strengthen the alignment of our executives’ interests with shareholder long-term interests.  Our Chief Executive Officer is required to acquire and maintain ownership of common stock with a value equal to five times his base salary.  Our other executive officers are required to acquire and maintain ownership of common stock with a value equal to 1.25 times their base salary, other than Mr. Brickhouse, who is required to acquire and maintain ownership of common stock with a value equal to 0.50 times his base salary.  The following types of common stock are counted toward the ownership total:  shares held outright by the executive or his or her family, in trust for the benefit of the executive, in the executive’s 401(k) plan, and restricted stock held by the executive (both vested and nonvested).  Fifty percent of the target ownership requirement must be achieved within three years of the effective date of the policy (February 10, 2011) and full compliance with the target ownership must be achieved within six years of the effective date.  If a participant is newly hired or promoted, the time periods apply from the date of hire or promotion, as the case may be.  All NEOs and other employees covered by the policy who are not in compliance with the policy must retain at least 50% of any net shares (shares remaining after shares are sold or netted to pay applicable taxes) received upon vesting of Performance Units and restricted stock awards until the NEO or other employee is in compliance with the policy.  The Committee reviews the holdings of our NEOs annually.  As of December 31, 2015, Messrs. Brickhouse, J. D. Gottwald and King met their ownership targets in accordance with the policy.  Messrs. Edwards and Giancaspro have until 2018 to meet the 50% requirement and until 2021 to meet the 100% requirement.

Executive Incentive-Based Compensation Recoupment Policy (Claw Back)

The Board, based on the Committee’s recommendation, approved and adopted an Executive Incentive-Based Compensation Recoupment Policy (or the Recoupment Policy), effective as of August 2, 2012 (or the Effective Date).  The purpose of the Recoupment Policy is to (i) prevent the unjust enrichment of current or former executive officers by permitting Tredegar to recover incentive-based compensation that was paid or issued or became vested as a result of financial results that were later determined to be incorrect, and (ii) mitigate the risk of manipulation of data used to determine the payment, issuance or vesting of incentive-based compensation.  The Recoupment Policy applies to all incentive-based compensation granted on or after the Effective Date to current or former executive officers of Tredegar.  The Recoupment Policy provides that if (a) Tredegar is required to prepare an accounting restatement of its consolidated financial statements due to the material noncompliance by Tredegar with any financial reporting requirement under the U.S. federal securities laws, and (b) a current or former executive officer of Tredegar received incentive-based compensation in excess of the amount of cash or the number of shares of Tredegar common stock that such executive officer would otherwise have received or that would have become vested if the restated financial statements had been used to determine whether such incentive-based compensation should have been received or vested, then Tredegar will recover from such current or former executive officer such excess amount of cash or shares that would have been paid or issued or have become vested according to the restated financial statements, net of any income or employment taxes paid by the current or former executive officer on the incentive-based compensation.

Risk Analysis of Executive Compensation Program

In 2015, the Committee asked management to undertake a risk assessment of Tredegar’s compensation programs and asked Pearl Meyer to review the assessment with regard to our executive compensation program.  The assessment confirmed that our compensation programs do not incentivize our employees to take risks that are reasonably likely to have a material adverse effect on Tredegar.  The Committee reviewed the findings of the assessment and concluded that our compensation programs are designed with the appropriate balance of risk and reward in relation to Tredegar’s overall business strategy.  In its discussions, the Committee considered the attributes of our programs, including:  (i) the balance between annual and longer-term performance opportunities; (ii) target executive compensation that is aligned with a well-defined industry peer group; (iii) short-term and long-term compensation programs based on financial metrics that measure both income statement performance and capital discipline; (iv) placement of a significant portion of our executive compensation “at risk” and dependent upon achieving specific corporate and individual performance goals; (v) stock ownership requirements that align executives’ interests with those of our shareholders; (vi) the absence of employment contracts with our executives; (vii) long-term incentive equity awards and grants comprised of multiple forms vesting over multiple years; (viii) the use of rolling three-year Performance Units to lengthen the overall measurement period; (ix) having an incentive compensation recoupment (claw back) policy to authorize the potential recovery or adjustment of cash incentive payments and long-term equity payments paid to NEOs and other recipients under certain circumstances; and (x) having each executive’s short-term incentive opportunity capped at two times his or her target bonus.

EXECUTIVE COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee has the overall responsibility of evaluating the performance and determining the compensation of the Chief Executive Officer and approving the compensation structure for Tredegar’s other executive officers.  In fulfilling its responsibilities, the Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management.  Based on such review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis section be included in this proxy statement.

Executive Compensation Committee:

George A. Newbill, Chairman
Kenneth R. Newsome
Thomas G. Snead, Jr.

February 25, 2016

COMPENSATION OF EXECUTIVE OFFICERS

The following table provides compensation information for our NEOs for 2015, 2014 and 2013.  The table does not provide compensation information for Messrs. Gottwald, Edwards, Brickhouse and Giancaspro before 2015 because they were not NEOs in those years.

Summary Compensation Table

Name and Principal Position	Year	Salary($)	Bonus($)	Stock Awards($)(1)	Option Awards($)(2)	Non-Equity Incentive Plan Compen-sation($)(3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings($)		All Other Compen-sation($)		Total($)
John D. Gottwald(4)	2015	202,500	-0-	-0-	-0-	-0-	-0-	(5)	990	(6)	203,490
President and
Chief Executive Officer
Nancy M. Taylor(7)	2015	363,556	-0-	726,454	-0-	-0-	-0-	(5)	1,937,744	(6)	3,027,754
President and	2014	659,950	-0-	629,062	429,370	167,050	175,147	(8)	38,764	(6)	2,099,343
Chief Executive Officer	2013	729,684	-0-	916,087	525,759	412,087	-0-	(9)	53,859	(6)	2,637,476
D. Andrew Edwards(10)	2015	170,775	40,000	264,806	-0-	39,856	-0-	(5)	531	(6)	515,968
Vice President and
Chief Financial Officer
Frasier W. Brickhouse, II(11)	2015	203,827	20,000	39,024	-0-	21,630	-0-	(5)	11,720	(6)	296,201
Treasurer and Controller
Kevin A. O'Leary(12)	2015	176,195	-0-	231,495	-0-	-0-	-0-	(13)	700,151		1,107,841
Vice President, Chief	2014	350,320	-0-	202,393	134,650	59,117	-0-	(13)	14,877	(6)	761,357
Financial Officer and	2013	346,150	-0-	278,978	159,698	136,604	-0-	(13)	21,301	(6)	942,731
Treasurer
Michael W. Giancaspro(14)	2015	83,750	30,000	-0-	-0-	-0-	-0-	(5)	4,188	(6)	117,938
Vice President, Business
Processes and Corporate
Development
A. Brent King	2015	333,863	15,000	196,370	-0-	71,314	-0-	(13)	22,906	(6)	639,453
Vice President,	2014	324,139	-0-	171,827	114,020	45,582	-0-	(13)	13,127	(6)	668,695
General Counsel and	2013	321,399	-0-	233,590	133,773	114,905	-0-	(13)	19,415	(6)	823,082
Secretary
Mary Jane Hellyar(15)	2015	332,743	-0-	225,540	-0-	-0-	-0-	(13)	24,846	(6)	583,129
Vice President and	2014	372,300	-0-	197,875	130,782	25,130	-0-	(13)	15,038	(6)	741,125
President, Film Products	2013	370,475	-0-	278,978	159,698	92,731	-0-	(13)	20,493	(6)	922,375

(1)	Represents the grant date fair value computed in accordance with ASC Topic 718. Stock Awards include Performance Units and restricted stock awards. In the case of the Performance Units, the above amounts for 2013, 2014 and 2015 assume that 50% of the Performance Units granted will vest based upon information available on the date of grant. Performance Units vest only if Tredegar meets certain operating thresholds over the applicable vesting period. If it were probable at the grant date that the maximum number of shares granted related to the Performance Units would vest, the grant date fair value of the stock award for each of our named executive officers would be as follows:

Named Executive Officer	2015	2014	2013
John D. Gottwald	-	-	-
Nancy M. Taylor	$863,373	$418,798	$739,214
D. Andrew Edwards	317,698	-	-
Frasier W. Brickhouse, II	25,903	-	-
Kevin A. O’Leary	277,034	133,602	225,099
Michael W. Giancaspro	-	-	-
A. Brent King	234,997	113,446	188,972
Mary Jane Hellyar	269,903	130,008	225,099

For purposes of calculating these amounts, we have used the same assumptions used for financial reporting purposes under GAAP.  For a description of the assumptions we used, see Note 1 to our financial statements, which is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and is incorporated by reference into this proxy statement.

(2)	Represents the grant date fair value computed in accordance with ASC Topic 718. For purposes of calculating these amounts, we have used the same assumptions used for financial reporting purposes under GAAP. For a description of the assumptions we used, see Note 1 to our financial statements, which is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and is incorporated by reference into this proxy statement. The actual value a named executive officer may receive depends on market prices, and there can be no assurance that the amounts reflected in the Option Awards column will actually be realized. No gain to a named executive officer is possible without an appreciation in stock value.

(3)	Represents cash awards to the named executive officers under Tredegar’s annual cash incentive plans for 2015, 2014 and 2013.

(4)	Mr. Gottwald was appointed Interim President and CEO on June 25, 2015 and President and CEO on August 18 2015. Mr. Gottwald asked not to participate in the 2015 Cash Incentive Plan or receive grants of Performance Units or restricted stock, and the Committee agreed to Mr. Gottwald’s request.

(5)	This amount represents the change in actuarial present value in the Pension Plan from December 31, 2014 to December 31, 2015.

(6)	These amounts include the following:

Name		Matching Contributions under the Retirement Savings Plan($)	Matching Contributions under the Savings Plan Benefit Restoration Plan($)	Dividends on Shares in the Savings Plan Benefit Restoration Plan($)	Dividends on Shares of Restricted Stock($)	Severance Payments ($)		Total($)
John D. Gottwald	2015	990	-0-	-0-	-0-	-0-		990
Nancy M. Taylor	2015	13,250	4,928	3,660	16,584	1,899,323	(i)	1,937,745
	2014	7,042	10,832	2,697	18,193	-0-		38,764
	2013	12,750	23,734	1,997	15,378	-0-		53,859
D. Andrew Edwards	2015	-0-	-0-	-0-	531	-0-		531
Frasier W. Brickhouse, II	2015	7,516	2,676	398	1,131	-0-		11,721
Kevin A. O’Leary	2015	8,810	-0-	379	5,097	685,865	(ii)	700,151
	2014	6,933	2,554	253	5,137	-0-		14,877
	2013	12,199	5,109	159	3,834	-0-		21,301
Michael W. Giancaspro	2015	4,188	-0-	-0-	-0-	-0-		4,188
A. Brent King	2015	12,479	4,214	351	5,862	-0-		22,906
	2014	6,415	2,363	234	4,115	-0-		13,127
	2013	11,343	4,727	147	3,198	-0-		19,415
Mary Jane Hellyar	2015	12,643	3,595	149	8,460	-0-		24,847
	2014	7,042	3,041	64	4,891	-0-		15,038
	2013	11,990	5,773	-0-	2,730	-0-		20,493

(i)	The Severance Payment includes the following:

2x Base Salary	$1,510,552
Target Bonus	327,770
Accrued but Unused Vacation	61,001

(ii)	The Severance Payment includes the following:

1.5x Base Salary	$557,008
Target Bonus	107,434
Accrued but Unused Vacation	21,423

(7)	Ms. Taylor resigned as President and CEO on June 25, 2015.

(8)	This amount represents the change in actuarial present value in the Pension Plan from December 31, 2013 to December 31, 2014.

(9)	This amount represents the change in actuarial present value in the Pension Plan from December 31, 2012 to December 31, 2013.

(10)	Mr. Edwards was appointed Vice President, Chief Financial Officer and Treasurer on July 20, 2015. Mr. Edwards did not receive a grant of restricted stock.

(11)	Mr. Brickhouse served as Interim Principal Financial Officer from June 25, 2015 until July 20, 2015.

(12)	Mr. O’Leary resigned as Vice President, Chief Financial Officer and Treasurer on June 25, 2015.

(13)	Mr. O’Leary, Mr. King and Ms. Hellyar were not eligible to participate in the Pension Plan.

(14)	Mr. Giancaspro was appointed Vice President, Business Processes and Corporate Development, effective October 1, 2015. Mr. Giancaspro did not participate in the 2015 Cash Incentive Plan; he also did not receive grants of Performance Units or restricted stock.

(15)	Ms. Hellyar retired on November 13, 2015.

Separation Agreements

On June 25, 2015, we entered into Separation, Waiver and Release Agreements with each of Ms. Taylor and Mr. O’Leary (or the Taylor Separation Agreement or O’Leary Separation Agreement, as applicable).

The Taylor Separation Agreement provided Ms. Taylor with the following benefits:  (i)  on the first regularly scheduled payroll date after June 25, 2015 (the Taylor Termination Date), a lump sum cash payment of her accrued but unpaid base salary earned through the Taylor Termination Date; (ii) within two business days after the Release Effective Date (as defined in the Taylor Separation Agreement), a lump sum cash payment consisting of (a) two times her base salary, plus (b) her prorated target bonus for the 2015 fiscal year, plus (c) the economic equivalent of her accrued but unused vacation days; (iii) vesting of each outstanding stock option to purchase granted to Ms. Taylor under the 2004 Plan that was unvested immediately prior to the Taylor Termination Date and each such option will remain vested and exercisable until the applicable expiration date provided under the terms of each such option; (iv) vesting of each outstanding restricted stock award granted to Ms. Taylor under the 2004 Plan; (v) each outstanding Performance Unit granted to Ms. Taylor under the 2004 Plan that was unvested immediately prior to the Taylor Termination Date will remain outstanding until the end of the applicable measurement period and will vest to the extent that the applicable performance goals, objectives or measures are achieved in accordance with the terms of the 2004 Plan and the applicable award agreements; and (vi) reimbursement of amounts paid by Ms. Taylor for continued medical, dental and vision under the Company’s health plan for herself and her qualified beneficiaries.

The O’Leary Separation Agreement provided Mr. O’Leary with the following benefits:  (i) on the first regularly scheduled payroll date after June 25, 2015 (the O’Leary Termination Date), a lump sum cash payment of his accrued but unpaid base salary earned through the O’Leary Termination Date; (ii)  within two business days after the Release Effective Date (as defined in the O’Leary Separation Agreement), a lump sum cash payment, consisting of (a) one and one half times his base salary, plus (b) his prorated target bonus for the 2015 fiscal year, plus (c) the economic equivalent of his accrued but unused vacation days; (iii) vesting of each outstanding stock option granted to Mr. O’Leary under the 2004 Plan that was unvested immediately prior to the O’Leary Termination Date and each such option will remain vested and exercisable until the applicable expiration date provided under the terms of each such option; (iv) vesting of each outstanding restricted stock award granted to Mr. O’Leary under the 2004 Plan; (v) each outstanding Performance Unit granted to Mr. O’Leary under the 2004 Plan that was unvested immediately prior to the O’Leary Termination Date will remain outstanding until the end of the applicable measurement period and will vest to the extent that the applicable performance goals, objectives or measures are achieved in accordance with the terms of the 2004 Plan and the applicable award agreements; and (vi) reimbursement of amounts paid by Mr. O’Leary for continued medical, dental and vision under the Company’s health plan for himself and his qualified beneficiaries.

On August 19, 2015, we entered into an Agreement with Ms. Hellyar (or the Hellyar Agreement) in connection with Ms. Hellyar’s retirement from her position as President of Film Products and as Corporate Vice President effective November 13, 2015.  We entered into the Hellyar Agreement in light of Ms. Hellyar’s significant contributions to Tredegar and her willingness to postpone her retirement in order to assist us with the transition to Mr. Gottwald as CEO.  The Hellyar Agreement provided Ms. Hellyar with the following benefits:  (i) a cash payment of $287,601.75 less applicable deductions for income and employment taxes and other deductions; (ii) vesting of 6,700 shares of Tredegar stock previously awarded to Ms. Hellyar on February 21, 2013; (iii) vesting of 5,908 shares of Tredegar stock previously awarded to Ms. Hellyar on March 28, 2014; and (iv) vesting of 4,701 shares of Tredegar stock previously awarded to Ms. Hellyar on March 5, 2015.  In connection with the Hellyar Agreement, Ms. Hellyar signed a release and waiver of claims for the benefit of Tredegar.

The payments that Ms. Taylor, Ms. Hellyar and Mr. O’Leary received under the aforementioned agreements are included in the Summary Compensation Table beginning on page [__] of this proxy statement.

Grants of Plan-Based Awards

The following table presents information regarding grants of plan-based awards to the NEOs during the fiscal year ended December 31, 2015.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)	All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Target (#)
John D. Gottwald		0	0	0
Nancy M. Taylor		169,937	679,748	1,359,497
	3/5/2015				47,794
	3/5/2015					15,141
D. Andrew Edwards		57,750	231,000	462,000
	7/20/2015				15,230
	7/20/2015					4,825
Frasier W. Brickhouse, II		13,438	53,750	107,500
	3/5/2015				1,424
	3/5/2015					1,353
Kevin A. O'Leary		55,701	222,803	445,607
	3/5/2015				15,230
	3/5/2015					4,825
Michael W. Giancaspro		0	0	0
A. Brent King		42,138	168,553	337,105
	3/5/2015				12,919
	3/5/2015					4,093
Mary Jane Hellyar		57,720	230,081	460,163
	3/5/2015				14,838
	3/5/2015					4,701

(1)	Represents the annual incentive opportunities under the 2015 Cash Incentive Plan. The actual amount paid to each named executive officer under the 2015 Cash Incentive Plan is included under “Summary Compensation Table – Non-Equity Incentive Plan Compensation” beginning on page [__] of this proxy statement. Mr. Gottwald asked not to participate in the Company’s 2015 annual cash incentive plan. Because Mr. Giancaspro joined the Company as an employee late in 2015, he did not participate in the 2015 Cash Incentive Plan.

(2)	Represents Performance Units granted in 2015. Under ASC Topic 718, it was assumed that 50% of the Performance Units granted will vest based upon the information available at the date of grant. See “Compensation Discussion and Analysis – Long-Term Incentives – 2015 Performance Units” beginning on page [__] of this proxy statement for additional information, including the vesting criteria associated with the Performance Units. Mr. Gottwald asked not to participate in the Company’s long-term incentive plan and did not receive a grant of Performance Units. Because Mr. Giancaspro joined the Company as an employee late in 2015, he did not receive a grant of Performance Units.

(3)	Represents restricted stock awards granted in 2015. Mr. Gottwald asked not to participate in the Company’s long-term incentive plan and did not receive a grant of restricted stock. Because Mr. Giancaspro joined the Company as an employee late in 2015, he did not receive a grant of restricted stock.

Outstanding Equity Awards At Fiscal Year-End

The following table presents information regarding the number and value of stock option awards and stock awards for our NEOs outstanding as of the fiscal year ended December 31, 2015.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options		Option Exercise Price(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	(#) Exercisable	(#) Unexercisable		($)		(#)		($)	(#)		($)
John D. Gottwald	100,000	0		18.12	2/18/2016
Nancy M. Taylor(2)	37,500	0		18.12	2/18/2016				26,600	(3)	362,292
	100,000	0		17.13	2/18/2017				19,344	(4)	263,465
	73,900	0		19.84	2/15/2018				47,794	(5)	650,954
	44,200	0		19.40	3/6/2022
	50,700	0		24.84	2/21/2023
	46,620	0		22.49	3/28/2024
D. Andrew Edwards						4,825	(6)	65,717	15,230	(5)	207,433
Frasier W. Brickhouse, II	3,500	0		18.12	2/18/2016	800	(7)	10,896	835	(3)	11,373
	4,000	0		17.13	2/18/2017	822	(8)	11,196	1,424	(4)	19,395
	3,000	0		19.84	2/15/2018	1,353	(9)	18,428
	1,275	425	(10)	19.40	3/6/2022
	950	950	(11)	24.84	2/21/2023
	505	1,515	(12)	22.49	3/28/2024
Kevin A. O'Leary(13)	7,000	0		18.12	2/18/2016				8,100	(3)	110,322
	20,000	0		17.13	2/18/2017				6,171	(4)	84,049
	14,800	0		19.84	2/15/2018				15,230	(5)	207,433
	11,600	0		19.40	3/6/2022
	15,400	0		24.84	2/21/2023
	14,620	0		22.49	3/28/2024
Michael W. Giancaspro
A. Brent King(14)	20,000	0		17.13	2/18/2017	5,600	(7)	76,272	6,800	(3)	92,616
	14,800	0		19.84	2/15/2018	5,118	(8)	69,707	5,240	(4)	71,369
	6,150	2,050	(10)	19.40	3/6/2022	4,093	(9)	55,747	12,919	(5)	175,957
	6,450	6,450	(11)	24.84	2/21/2023
	3,095	9,285	(12)	22.49	3/28/2024
Mary Jane Hellyar(15)	8,700	0		18.51	3/13/2016
	7,700	0		24.84	3/13/2016
	3,550	0		22.49	3/13/2016

(1)	In accordance with the 2004 Plan, the per share exercise price for the stock options was not less than the fair market value of the shares of Tredegar common stock on the date of the grant of the option, as determined by the closing price as reported on the NYSE on that date.

(2)	Ms. Taylor resigned on June 25, 2015. For information on Ms. Taylor’s equity awards, see “Compensation of Executive Officers – Separation Agreements” beginning on page [___] of this proxy statement..

(3)	These Performance Units were tied to 2015 consolidated EPA from manufacturing operations goals; the performance criteria for 2015 were not satisfied; therefore, the Performance Units were not earned.

(4)	These Performance Units are tied to 2016 consolidated EPA from manufacturing operations goals; if the performance criteria for 2016 are satisfied, the shares will be earned by the NEO and will vest on March 15, 2017.

(5)	These Performance Units are tied to 2017 ROCE; if the performance criteria for 2017 are satisfied, the shares will be earned by the NEO and will vest on March 15, 2018.

(6)	The shares of restricted Tredegar common stock will vest on July 20, 2018.

(7)	The shares of restricted Tredegar common stock vested on February 21, 2016.

(8)	The shares of restricted Tredegar common stock will vest on March 28, 2017.

(9)	The shares of restricted Tredegar common stock will vest on March 5, 2018.

(10)	The stock options become exercisable in equal installments of 25% of the number of shares granted on each of the first four anniversaries of grant (March 6, 2012).

(11)	The stock options become exercisable in equal installments of 25% of the number of shares granted on each of the first four anniversaries of grant (February 21, 2013).

(12)	The stock options become exercisable in equal installments of 25% of the number of shares granted on each of the first four anniversaries of grant (March 28, 2014).

(13)	Mr. O’Leary resigned on June 25, 2015. For information on Mr. O’Leary’s equity awards, “Compensation of Executive Officers – Separation Agreements” beginning on page [___] of this proxy statement..

(14)	Mr. King resigned effective as of March 4, 2016, at which time his unvested equity awards were forfeited.

(15)	Ms. Hellyar retired on November 13, 2015. For information on Ms. Hellyar’s equity awards, see “Compensation of Executive Officers – Separation Agreements” beginning on page [___] of this proxy statement..

Option Exercises and Stock Vested

The following table presents information concerning the exercise of stock options and vesting of stock (including restricted stock, Performance Units or other similar instruments) for our NEOs during the fiscal year ended December 31, 2015.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting
	(#)	($)	(#)		($)
John D. Gottwald	100,000	590,000	-0-		-0-
Nancy M. Taylor	30,000	188,700	75,401	(1)	1,587,172	(1)
D. Andrew Edwards	-0-	-0-	-0-		-0-
Frasier W. Brickhouse, II	-0-	-0-	700		13,419
Kevin A. O’Leary	6,000	4,005	22,454	(2)	475,030	(2)
Michael W. Giancaspro	-0-	-0-	-0-		-0-
A. Brent King	20,000	11,333	3,400		65,178
Mary Jane Hellyar	-0-	-0-	22,209	(3)	320,918	(3)

(1)	Ms. Taylor resigned on June 25, 2015. For information on Ms. Taylor’s equity awards, see “Compensation Discussion and Analysis – Agreements with Executive Officers” on page [__] of this proxy statement.
(2)	Mr. O’Leary resigned on June 25, 2015. For information on Mr. O’Leary’s equity awards, see “Compensation of Executive Officers – Separation Agreements” beginning on page [___] of this proxy statement.
(3)	Ms. Hellyar retired on November 13, 2015. For information on Ms. Hellyar’s equity awards, see “Compensation of Executive Officers – Separation Agreements” beginning on page [___] of this proxy statement..

Pension Benefits

The following table presents information as of December 31, 2015 concerning each of our defined benefit plans that provide for payments or other benefits to our NEOs at, following or in connection with retirement.  Ms. Hellyar and Messrs. King and O’Leary were not eligible to participate in the Pension Plan.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year
		(#)	($)	($)
John D. Gottwald	Pension Plan	31.1	1,898,682	95,621
Nancy M. Taylor	Pension Plan	22.19	807,025	-0-
D. Andrew Edwards	Pension Plan	17	637,102	-0-
Frasier W. Brickhouse, II	Pension Plan	20.19	272,752	-0-
Michael W. Giancaspro	Pension Plan	22.14	971,451	6,232

(1)	For purposes of computing the actuarial present value of the accrued benefit payable to the named executive officers, we have used the following assumptions:

	12/31/2013	12/31/2014	12/31/2015
Discount Rate	4.99% (Pension Plan) 4.59% (Restoration Plan)	4.17% (Pension Plan) 3.95% (Restoration Plan)	4.55% (Pension Plan) 4.26% (Restoration Plan)
Mortality Table	RP-2000 Combined Healthy Mortality Table, projected with Scale AA
Retirement Age	Age 60, or current age, if older
Preretirement Decrements	None
Payment Option	Single life annuity with five years of benefits guaranteed

Pension Plan

The Tredegar Corporation Retirement Income Plan (or the Pension Plan) is a defined benefit pension plan applicable generally to salaried, full-time employees who are not covered by a collective bargaining agreement.  Of our NEOs, Ms. Taylor and Messrs. Gottwald, Edwards, Brickhouse and Giancaspro participate in the Pension Plan.

The Pension Plan assumes a normal retirement age of 65 and does not impose a vested service requirement as a condition to paying benefits to a participant who retires upon reaching that age.  In most other cases involving a separation of service from Tredegar before age 65, a participant must have accrued at least five years of pension vesting service, as defined in the Pension Plan, in order to be entitled to receive any benefits under the Pension Plan.  The Pension Plan, however, allows participants who reach the age of 55 and have accrued at least ten years of pension vesting service to elect early retirement.  As of December 31, 2015, our NEOs eligible to participate in the Pension Plan had accrued the following number of pension vesting service years under the Pension Plan for their service through December 31, 2015:

Name	Vesting Years
John D. Gottwald	33
Nancy M. Taylor	24
D. Andrew Edwards	18
Frasier W. Brickhouse, II	22
Michael W. Giancaspro	21

A participant who retires at age 65 or later, with certain exceptions, is entitled to a monthly benefit paid as a single life annuity with five years of guaranteed payments.  The monthly payment equals 1/12th of the sum of:  (i) 1.1% of his or her final average pay (which is calculated and frozen as of December 31, 2007 and determined by averaging the participant’s base salary plus 50% of incentive bonuses for his or her three consecutive highest paid years in the ten-year period preceding January 1, 2008) multiplied by the number of years of pension benefit service he or she has accrued; and (ii) 0.4% of his or her final average pay in excess of the participant’s 2007 social security covered compensation, multiplied by his or her years of pension benefit service.

For a participant who retires prior to age 65, the amount of his or her retirement benefit is reduced by 7/12 of 1% for each calendar month, up to a maximum of 60 months, if the benefit is started prior to age 60.

Unless he or she elects otherwise, a participant in the Pension Plan who is married as of the date he or she is eligible to begin receiving payments under the Pension Plan will receive his or her payments as a qualified joint and survivor annuity, which is the actuarial equivalent of the single life annuity with five years guaranteed.  This form of annuity provides a reduced monthly retirement benefit payable to the participant for life followed by monthly payments to his or her spouse in an amount equal to 50% of the amount the participant received during life.  Under the contingent annuity option of the Pension Plan, an unmarried participant may also elect to receive reduced monthly payments for life followed by monthly payments to a named contingent annuity in an amount equal to 100%, 75% or 50% of the amount payable to the participant during his or her lifetime.

In accordance with the provision in the Pension Plan allowing us to amend, modify or terminate it at any time, effective January 1, 2007, we closed the Pension Plan to new participants and froze the pay and covered compensation used to compute benefits for existing participants as of December 31, 2007.  Effective February 28, 2014, service accrual for all participants in the Pension Plan (other than participants who are part of a collective bargaining agreement) was frozen.

Nonqualified Deferred Compensation

The following table presents information concerning the Savings Plan Benefit Restoration Plan for Employees of Tredegar Corporation (or the SPBR Plan), which is a defined contribution plan that provides for the deferral of compensation of our NEOs on a basis that is not tax qualified.

Name	Registrant Contributions in Last FY(1)	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(2)
	($)	($)	($)	($)
John D. Gottwald	-0-	-0-	-0-	-0-
Nancy M. Taylor	9,430	(83,084)	104,337	24,111
D. Andrew Edwards	-0-	-0-	-0-	-0-
Frasier W. Brickhouse, II	3,073	(9,001)	-0-	16,265
Kevin A. O’Leary	485	(8,528)	13,101	-0-
Michael W. Giancaspro	-0-	-0-	-0-	-0-
A. Brent King	4,564	(8,048)	-0-	16,084
Mary Jane Hellyar	3,744	(3,363)	-0-	8,674

(1)	These amounts represent the sum of the amounts included in Note [(__)] to the Summary Compensation Table on page [__] of this proxy statement under the columns “Matching Contributions under the Tredegar Corporation Savings Plan Benefit Restoration Plan” and “Dividends on Shares in the Tredegar Corporation Savings Plan Benefit Restoration Plan.”

(2)	These amounts include the following amounts that were previously reported as compensation in the Summary Compensation Table of our 2015 proxy statement:

Name	Matching Contributions under the Tredegar Corporation Savings Plan Benefit Restoration Plan($)	Dividends on Shares in the Tredegar Corporation Savings Plan Benefit Restoration Plan($)	Total($)
John D. Gottwald	-0-	-0-	-0-
Nancy M Taylor	4,928	3,660	8,588
D. Andrew Edwards	-0-	-0-	-0-
Frasier W. Brickhouse, II	2,676	398	3,074
Kevin A. O’Leary	-0-	379	379
Michael W. Giancaspro	-0-	-0-	-0-
A. Brent King	4,214	351	4,565
Mary Jane Hellyar	3,595	149	3,744

Because of Internal Revenue Code limitations on the matching contributions we are entitled to make on behalf of highly-compensated employees to Tredegar’s Savings Plan, we adopted the SPBR Plan under which we credit the matching contribution we would have been able to make to the Savings Plan, but for the Internal Revenue Code limitations, to an account representing the employee’s interest in the SPBR Plan for each payroll period.  Every employee who qualifies as highly-compensated becomes a member of the SPBR Plan as of the date his or her contributions to the Savings Plan are limited by IRS regulations.

Our contributions to the SPBR Plan are converted to phantom shares of Tredegar common stock based on the fair market value at the end of the month in which the contributions are credited.  Contributions to the SPBR Plan either match those that could not be made to the Savings Plan because of Internal Revenue Code limitations or are dividends on shares of stock already credited to the participant.

The value of an account at any given time is based upon the fair market value of Tredegar common stock.  The fair market value of Tredegar common stock was $13.62 on December 31, 2015.  We reserve the right to terminate or amend the SPBR Plan at any time.

A participant in the SPBR Plan becomes 100% vested in his or her benefit under the Plan if he or she works at least one hour on or after January 1, 2008.

Other Potential Payments Upon Termination or a Change in Control

Equity Incentive Plans

Grants under the Amended and Restated 2004 Equity Incentive Plan.  Under the 2004 Plan, Performance Units, shares of restricted Tredegar common stock and stock options granted vest immediately upon the named executive officer’s death, termination of employment due to disability, a change of control of Tredegar, or retirement (except in the case of the Performance Units and provided that the named executive officer has reached 65 years of age).

The 2004 Plan generally provides that a change in control occurs if (1) a person (or a group of persons) becomes the owner of 50% or more of our voting securities, (2) there is a substantial change in the composition of our Board, (3) there is a business combination in which our shareholders own 80% or less of the surviving entity or (4) our shareholders approve a liquidation or dissolution of Tredegar or the sale of all or substantially all of Tredegar’s assets.

The table included below assumes a change in control occurred on December 31, 2015 and provides the value that our NEOs who were remaining with the Company as of December 31, 2015, could have realized from the equity awards he held as of December 31, 2015, based on the closing price of shares of Tredegar common stock on the NYSE on December 31, 2015, which was $13.62.

Name	Equity Awards (#)	Exercise Price ($/Sh)	Value upon Change of Control ($)
John D. Gottwald	100,000	18.12	-
D. Andrew Edwards	4,825	-	65,717
Frasier W. Brickhhouse, II	3,500	18.12	-
	4,000	17.13	-
	3,000	19.84	-
	1,700	19.40	-
	800	-	10,896
	1,900	24.84	-
	2,020	22.49	-
	822	-	11,196
	835	-	11,373
	1,353	-	18,428
	1,424	-	19,395
			71,287
A. Brent King	20,000	17.13	-
	14,800	19.84	-
	8,200	19.40	-
	5,600	-	76,272
	12,900	24.84	-
	12,380	22.49	-
	5,118	-	69,707
	5,240	-	71,369
	4,093	-	55,747
	12,919		175,957
			273,095

Severance Agreements

On February 5, 2014, we entered into Amended and Restated Severance Agreements (the Revised Severance Agreement) with Ms. Taylor, Ms. Hellyar, and Messrs. O’Leary and King, effective February 3, 2014.  In connection with the separation of Ms. Taylor, Ms. Hellyar and Mr. O’Leary from Tredegar during 2015, we entered into agreements with each of Ms. Taylor, Ms. Hellyar and Mr. O’Leary that superseded their Revised Severance Agreements.  See “Compensation of Executive Officers – Separation Agreements” beginning on page [___] of this proxy statement.    Mr. King resigned from the position of Vice President, General Counsel and Secretary effective as of March 4, 2016.  As a result of his resignation, Mr. King will not receive any benefits under his Revised Severance Agreement.

On June 25, 2015, our Executive Compensation Committee approved the Severance Agreement, as amended by the First Amendment to Severance Agreement, dated February 25, 2016, with Mr. Edwards (the Edwards Severance Agreement), which is described in more detail below.

Agreement with D. Andrew Edwards

On June 25, 2015, we entered into a Severance Agreement with Mr. Edwards, to be effective as of the first day of Mr. Edwards’ employment, which was July 20, 2015, which agreement was subsequently amended by the First Amendment to Severance Agreement dated February 26, 2016.  The Edwards Severance Agreement provides that Mr. Edwards will be entitled to a lump sum severance payment from us in an amount equal to (i) one and one-half times his base salary and (ii) accrued and unused vacation, if, beginning on the first day of employment and ending upon the earlier of (i) February 25, 2019 and (ii) the first anniversary of the date (after February 26, 2016) that John D. Gottwald is not the Chief Executive Officer of the Company, Mr. Edwards is terminated without cause (as defined in the Edwards Severance Agreement), or he resigns with good reason (as defined in the Edwards Severance Agreement).

The Edwards Severance Agreement includes provisions regarding the restricted stock award granted to him on his first day of employment of 4,825 shares, which will become vested or earned solely on account of continued employment will be vested and earned.

In addition, in consideration of our agreement to pay benefits in accordance with the terms of the Edwards Severance Agreement Mr. Edwards covenants that during his employment with us or an affiliate and for a period of two years following the date of his separation from service (as defined in the Edwards Severance Agreement), Mr. Edwards will not directly or indirectly render any services for a competitor that are substantially similar to those he provided to us or an affiliate, and will not solicit or attempt to solicit, in whole or in part, or do business with any customer for the purpose of providing products that are in competition with products provided by us or any affiliate at the time of his separation from service.  Mr. Edwards also covenants that during his employment with us or an affiliate and for a period of one year following the date of his separation from service, he will not directly or indirectly offer employment to, hire, solicit, or cause to be solicited or recruited, any employee of Tredegar or any of our affiliates for the purpose of having such employee terminate his or her employment with us or any affiliate.

SPBR Plan

Retirement.  In the event a named executive officer retires from Tredegar, he or she will be entitled to receive the total value of his or her interest in the SPBR Plan as of the last business day of the month in which his or her benefit under the Savings Plan is distributed, subject to Internal Revenue Code Section 409A.

Termination.  If the named executive officer’s employment with us ends due to termination, he or she will be entitled to receive the value of his or her vested benefit in the SPBR Plan as of the last business day of the month in which he or she receives his or her vested benefit under the Savings Plan, subject to Internal Revenue Code Section 409A.

Disability. If the named executive officer separates from service due to a disability, he or she will be entitled to receive the total value of his or her interest in the SPBR Plan as of the last business day of the month in which his or her benefit under the Savings Plan is distributed, subject to Internal Revenue Code Section 409A.

Death.  If the named executive officer dies while employed by us, his or her beneficiary will be entitled to receive the total value of his or her interest in the SPBR Plan as of the last business day of the month in which the named executive officer’s benefit under the Savings Plan is distributed, subject to Internal Revenue Code Section 409A.

The table included below provides information with respect to the benefits we would have had to pay to the named executive officers assuming any of the events described above had occurred on December 31, 2015.

Name	Payment on Retirement($)(1)	Payment on Termination($)(1)	Payment on Death($)(1)
John D. Gottwald	-0-	-0-	-0-
Nancy M Taylor	-0-	-0-	-0-
D. Andrew Edwards	-0-	-0-	-0-
Frasier W. Brickhouse, II	16,265	16,265	16,265
Kevin A. O’Leary	-0-	-0-	-0-
Michael W. Giancaspro	-0-	-0-	-0-
A. Brent King	16,084	16,084	16,084
Mary Jane Hellyar	-0-	-0-	-0-

(1)	Under the terms of the SPBR Plan, in the event that any of these events occurred on December 31, 2015, the earliest payment date would be January 31, 2016 and the amount payable would be based on the closing price of Tredegar common stock on the NYSE on January 31, 2016, the date of payment. In addition, the SPBR Plan provides that payment for a portion of the shares of Tredegar common stock held in a participant’s account would be withheld for six months and the payment would be based on the closing price of Tredegar common stock on the NYSE on the date of payment. The amounts set forth above assume that the total payment was made on December 31, 2015 based on the closing price of Tredegar common stock on the NYSE on that date, which was $13.62.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board in fulfilling its oversight responsibilities relating to the accounting, reporting and financial practices of Tredegar by monitoring the quality and integrity of the financial statements, the financial reporting processes and the systems of internal accounting and financial controls of Tredegar.  The Audit Committee operates under a written charter that has been adopted by Tredegar’s Board and is available on Tredegar’s website (www.tredegar.com) by selecting “Corporate Governance” under “Investors.”  Management is responsible for the preparation of Tredegar’s financial statements, for establishing and maintaining an adequate system of internal control over financial reporting, and for assessing the effectiveness of Tredegar’s internal control over financial reporting.  PricewaterhouseCoopers LLP (or PwC), Tredegar’s independent registered public accounting firm, is responsible for performing an independent audit of those financial statements and Tredegar’s internal control over financial reporting.

The Audit Committee has met and held discussions with management and PwC regarding Tredegar’s audited 2015 consolidated financial statements.  Management represented to the Audit Committee that Tredegar’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, in all material respects, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and PwC.

The Audit Committee has discussed with PwC the matters required to be discussed under Public Company Accounting Oversight Board (or PCAOB) Standards, including those required to be discussed under the applicable standards adopted by the PCAOB.  In addition, the Audit Committee has received the written disclosures and the letter from PwC relating to the independence of that firm as required by the applicable requirements of the PCAOB and has discussed with PwC that firm’s independence from Tredegar.

In reliance upon the Audit Committee’s discussions with management and PwC, and the Audit Committee’s review of the representations of management and the report of PwC to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in Tredegar’s Annual Report on Form 10-K for the year ended December 31, 2015 to be filed with the Securities and Exchange Commission.

Audit Committee:

Thomas G. Snead, Jr., Chairman
George C. Freeman, III
Gregory A. Pratt
Carl E. Tack, III

February 25, 2016

AUDIT FEES

The following table lists fees our independent registered public accounting firm, PwC, billed to us for services rendered in fiscal years 2014 and 2015.

	2014	2015

Audit Fees	1,570,191	1,688,186
Audit-Related Fees	-0-	-0-
Tax Fees	10,492	-0-
All Other Fees	4,353	3,600
Total Fees	1,585,036	1,691,786

Audit Fees include fees PwC billed for services it performed to comply with the standards of the PCAOB, including the recurring audit of our consolidated financial statements and of our internal control over financial reporting.  This category also includes fees for audits PwC provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide and assistance with and review of documents filed with the SEC.

Tax Fees primarily include fees associated with tax compliance, tax consulting, preparation of tax returns for expatriate employees, and technical advice related to domestic and international tax matters as well as assistance with tax audits.

All Other Fees include software licensing for online accounting research and other miscellaneous consulting and training fees.

Our Audit Committee has concluded that the provision of the non-audit services listed above as “All Other Fees” is compatible with maintaining the auditor’s independence.

PROPOSAL 3:
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2016, and has further directed that management submit such appointment of PwC for ratification by the shareholders at the annual meeting.  We expect representatives of PwC to be present at the annual meeting, and they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Shareholder ratification of our Audit Committee’s appointment of PwC as our independent registered public accounting firm is not required by our Bylaws or otherwise.  If our shareholders fail to ratify the appointment, our Audit Committee will take such failure into consideration in future years.  If our shareholders ratify the appointment, our Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it is determined that such a change would be in the best interests of Tredegar.

Vote Required and Board Recommendation

The selection of the independent registered public accounting firm will be ratified if the votes cast “FOR” exceed the votes cast “AGAINST.”  Abstentions and broker non-votes will have no effect on the outcome.

Our Board recommends that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Tredegar’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

DIRECTOR NOMINATING PROCESS AND
SHAREHOLDER PROPOSALS

Nominating and Governance Committee Process for Identifying and Evaluating Director Candidates

Our Nominating and Governance Committee evaluates all director candidates in accordance with the director qualification standards described in our Governance Guidelines, which require that a majority of our Board must be independent directors under the general independence standards of the NYSE listing standards and under our Governance Guidelines.  Our Nominating and Governance Committee evaluates all candidates’ qualifications to serve as members of our Board based on the skills and characteristics of individual Board members as well as the composition of our Board as a whole.  In addition, our Nominating and Governance Committee will evaluate a candidate’s independence, diversity, age, skills and experience in the context of our Board’s needs.  Our Nominating and Governance Committee does not assign specific weights to particular criteria and no particular criteria are necessarily applicable to all prospective nominees and directors other than having the highest standards of business and professional conduct.

While we have no formal policy on diversity, we believe our Board should exhibit diversity of backgrounds and expertise. Our Nominating and Governance Committee considers diversity in the context of the Board as a whole and takes into account the personal characteristics (e.g., age, gender, skill, etc.) and experience (e.g., industry, professional, public service, etc.) of current and prospective directors to facilitate Board deliberations that reflect a broad range of perspectives.  The Nominating and Governance Committee takes into account diversity considerations in determining Tredegar’s nominees for directors and planning for director succession and believes that, as a group, the current directors and nominees bring a diverse range of perspectives to the Board’s deliberations.

Director Candidate Recommendations and Nominations by Shareholders

Our Nominating and Governance Committee’s Charter provides that our Nominating and Governance Committee will consider director candidate recommendations by our shareholders.  Shareholders should submit any such recommendations to our Nominating and Governance Committee through one of the methods described under “Voting Information ‒ How do I communicate with the Board of Directors?” on page [__] of this proxy statement.  There are no differences in the manner in which our Nominating and Governance Committee evaluates director candidates based on whether shareholders recommend the candidates.

In addition to candidate recommendations, any shareholder of record entitled to vote for the election of directors at the applicable meeting of shareholders may nominate persons for election to the Board so long as that shareholder complies with the requirements set forth in the applicable provisions of our amended and restated Bylaws and summarized in “Shareholders’ Proposals” below.

Our Nominating and Governance Committee did not receive any recommendations of director candidates from any shareholder or group of shareholders during 2015, nor were there any shareholder nominations of any person for election as a director.

Our Board nominated Messrs. John D. Gottwald and Thomas G. Snead, Jr., for election as directors.  Messrs. John D. Gottwald and Thomas G. Snead, Jr., were recommended to the Board by non-management directors.

Shareholders’ Proposals

The regulations of the SEC require any shareholder wishing to include in our proxy statement a proposal to be acted upon at the 2017 annual meeting of shareholders to ensure that the proposal is received by Tredegar at our principal office in Richmond, Virginia, no later than December 2, 2016.  We will consider written proposals received by our Corporate Secretary by that date for inclusion in our proxy statement in accordance with regulations governing the solicitation of proxies.

Article I, Section 10 of our amended and restated Bylaws (Bylaws) also requires any shareholder wishing to make a proposal to be acted on at an annual meeting to give written notice to our Corporate Secretary not later than 120 days before the anniversary date of Tredegar’s annual meeting in the immediately preceding year (January 4, 2017).  The notice must contain the information required by our Bylaws.

In addition, Article II, Section 5 of our Bylaws allows any shareholder entitled to vote in the election of directors generally to nominate one or more persons for election as directors at a meeting only if written notice of such shareholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to our Corporate Secretary not later than:

•	120 days before the anniversary date of Tredegar’s annual meeting in the immediately preceding year, or
•	with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of a special meeting of shareholders is first given to shareholders.

Each notice must set forth information required by our Bylaws as to the shareholder giving the notice and the person whom the shareholder proposes to nominate for election as a director the information.

Because the 2016 annual meeting is being held on May 4, 2016, our Corporate Secretary must receive notice of a shareholder proposal to be acted on at the 2017 annual meeting not later than the close of business on January 4, 2017.  These requirements are separate from the requirements of the SEC that a shareholder must meet to have a proposal included in our proxy statement.

Our Bylaws are available on our website at www.tredegar.com and on the SEC’s website at www.sec.gov.  We will also furnish any shareholder a copy of our Bylaws without charge upon written request to our Corporate Secretary.  See “Voting Instructions ‒ How do I communicate with the Board of Directors?” on page [__] of this proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on our review of the copies of the forms prescribed by Section 16(a) of the Exchange Act we received, or written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that all of our Section 16 reporting persons complied with the filing requirements of Section 16(a) as of December 31, 2015.

BENEFICIAL OWNERS

Institutions that hold shares in street name for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address.  Any such beneficial owner may request a separate copy of this proxy statement or the 2015 Annual Report on Form 10-K by contacting our Corporate Secretary in writing at 1100 Boulders Parkway, Richmond, Virginia, 23225 or by telephone at 1-804-330-1144.  Beneficial owners with the same address who receive more than one proxy statement and 2015 Annual Report on Form 10-K may request delivery of a single proxy statement and 2015 Annual Report on Form 10-K by contacting our Corporate Secretary as provided in the preceding sentence.  Such beneficial owners will continue to receive separate proxy cards, voting instruction forms or notice of internet availability, as applicable, which will allow each individual to vote independently.

OTHER MATTERS

Our Board is not aware of any matters to be presented for action at the annual meeting of shareholders other than as described in this proxy statement.  However, if any other matters are properly raised at the annual meeting or in any adjournment of the annual meeting, the person or persons voting the proxies will vote them in accordance with their best judgment.

By Order of the Board of Directors

Kevin C. Donnelly
Interim General Counsel and Interim Secretary

Annex A

Proposed Amendment to Section A of Article IV
of Tredegar Corporation’s Amended and Restated Articles of Incorporation*

Board of Directors. ~~Unless otherwise fixed in the By-laws, the number of directors of the Corporation shall be three (3).  Commencing with the 1989 annual meeting of shareholders, the Board of Directors shall be divided into three classes, Class I, Class II and Class III, as nearly equal in number as possible. At the 1989 annual meeting of shareholders, directors of the first class (Class I) shall be elected to hold office for a term expiring at the 1990 annual meeting of shareholders; directors of the second class (Class II) shall be elected to hold office for a term expiring at the 1991 annual meeting of shareholders; and directors of the third class (Class III) shall be elected to hold office for a term expiring at the 1992 annual meeting of shareholders. At each annual meeting of shareholders after 1989, the successors to the class of directors whose terms then shall expire shall be identified as being of the same class as the directors they succeed and elected to hold office for a term expiring at the third succeeding annual meeting of shareholders. When the number of directors is changed, any newly created directorships or any decrease in directorships shall be apportioned among the classes by the Board of Directors as to make all classes as nearly equal in number as possible.~~  The number of directors shall be fixed by the By-laws.  Commencing with the 2016 annual meeting of shareholders, each director shall be elected to hold office for a term expiring at the next succeeding annual meeting of shareholders and until such director’s successor shall have been elected or until such director’s earlier death, resignation or removal; provided, however, no terms in effect prior to the 2016 annual meeting shall be shortened.  Notwithstanding the foregoing, (i) at the 2016 annual meeting of shareholders, the directors whose terms expire at that meeting shall be elected to hold office for a term expiring at the 2017 annual meeting of shareholders, (ii) at the 2017 annual meeting of shareholders, the directors whose terms expire at that meeting shall be elected to hold office for a term expiring at the 2018 annual meeting of shareholders and (iii) at the 2018 annual meeting of shareholders and each annual meeting of shareholders thereafter, all directors shall be elected to hold office for a term expiring at the next succeeding annual meeting of shareholders.

* Deletions are shown as ~~strikethrough~~ text; insertions are shown as bold text.

IMPORTANT ANNUAL MEETING INFORMATION Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Common Stock proxies submitted via the Internet or telephone must be received by 1:00 a.m. Central Time on May 4, 2016. Retirement Savings Plan Participant proxies submitted via the Internet or telephone must be received by 1:00 a.m. Central Time on April 27, 2016. Vote by Internet • Go to www.investorvote.com/TG • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X Annual Meeting Proxy/Voting Instruction Form IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A   Proposals — The Board recommends a vote FOR Proposal 1, FOR all nominees in Proposal 2, and FOR Proposal 3. For   Against  Abstain 1. Approval of an Amendment to Tredegar Corporation’s Amended and Restated Articles of Incorporation, as amended, to Declassify Tredegar’s Board of Directors. 2. Election of Directors: For   Against  AbstainFor   Against  Abstain01 - John D. Gottwald02 - Thomas G. Snead Jr.For   Against  Abstain 3. Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for Tredegar for the fiscal year ending December 31, 2016. B   Non-Voting Items Change of Address — Please print new address below.Comments — Please print your comments below.C   Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. The signor(s) hereby revokes all proxies heretofore given to vote at the Annual Meeting and at any and all adjournments or postponements thereof. Date (mm/dd/yyyy) — Please print date below.Signature 1 — Please keep signature within the box.Signature 2 — Please keep signature within the box.029YUD

YOUR VOTE IS IMPORTANT REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, YOU CAN BE SURE YOUR SHARES ARE REPRESENTED AT THE MEETING BY PROMPTLY (i) COMPLETING, SIGNING, DATING AND RETURNING YOUR VOTING INSTRUCTION CARD IN THE ENCLOSED ENVELOPE OR (ii) VOTING VIA THE INTERNET OR BY TELEPHONE PER THE INSTRUCTIONS ON THE REVERSE SIDE. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy/Voting Instruction Form — TREDEGAR CORPORATION PROXY FOR ANNUAL MEETING OF SHAREHOLDERS This proxy is solicited on behalf of the Board of Directors for the Annual Meeting to be held on May 4, 2016 As a recordholder of the common stock of Tredegar Corporation (“Tredegar”), the undersigned hereby appoints Kevin C. Donnelly, D. Andrew Edwards and Michael W. Giancaspro, or any of them, with full power of substitution in each, proxies (and if the undersigned is a proxy, substitute proxies) to vote all shares of common stock of Tredegar that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 4, 2016, and at any and all adjournments and postponements thereof. When properly executed, this proxy will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposal 1, FOR all nominees in Proposal 2 and FOR Proposal 3 and according to the discretion of the proxy holders on any other matters that may properly come before the Annual Meeting and at any and all adjournments and postponements thereof. IMPORTANT NOTICE TO PARTICIPANTS IN THE RETIREMENT SAVINGS PLAN As a participant in the Tredegar Corporation Retirement Savings Plan (the “Plan”), a notice and proxy statement regarding the Tredegar 2016 Annual Meeting is enclosed and a copy of Tredegar’s annual report has been provided to you. You may instruct Matrix Trust Company (the “Trustee”) how to vote your proportionate shares of Tredegar common stock held by the Trustee in connection with the 2016 Annual Meeting of Shareholders. If you wish to instruct the Trustee how to vote your shares, complete, sign and date this form and send it to Computershare Investor Services in the enclosed postage-paid envelope so it is received by April 27, 2016 or vote your shares via the Internet or by telephone per the instructions on the reverse side. If no instructions are received by the Trustee, the Trustee will vote your Retirement Savings Plan shares FOR Proposals 1, 2 and 3 as contained in the proxy statement and as shown on the reverse side. PLEASE COMPLETE, SIGN, DATE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE. (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

2016 Annual Meeting of Shareholders

To be held:
Wednesday, May 4, 2016, at 9:00 a.m. Eastern Daylight Time
Lewis Ginter Botanical Garden
1800 Lakeside Avenue
Richmond, Virginia 23228

Control Number: [[SingleControlNumber]]

To: [[Registration]]

Your Tredegar Corporation 2015 annual report and 2016 proxy statement are now available online. You may also vote your shares for the 2016 Annual Meeting of Shareholders. To view the proxy statement and annual report please visit www.tredegar.com.

To cast your vote, please visit www.investorvote.com/TG and follow the on-screen instructions. You will be prompted to enter the Control Number provided above to access this voting site. Note that votes submitted through this site must be received by 1:00 a.m., Central Time, on May 4, 2016. Note that if you are a shareholder through the Tredegar Corporation Retirement Savings Plan, voting instructions submitted through this site must be received by 1:00 a.m., Central Time, on April 27, 2016.

Thank you for viewing the 2016 Tredegar Corporation Annual Meeting Materials and for submitting your very important vote.

REMEMBER, YOUR VOTE IS IMPORTANT; PLEASE VOTE.

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